Exhibit 10.89

CONSTRUCTION LOAN AGREEMENT

for a loan in the amount of

$27,500,000.00

MADE BY AND BETWEEN

UCFP OWNER, LLC, a Delaware limited liability company,

as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013

AND

KEYBANK NATIONAL ASSOCIATION,
a national banking association,

Dated as of May 14, 2014

TABLE OF CONTENTS

ARTICLE 1 INCORPORATION OF RECITALS AND EXHIBITS		1

1.1	Incorporation of Recitals.	1
1.2	Incorporation of Exhibits.	1

ARTICLE 2 DEFINITIONS		1

2.1	Defined Terms.	1
2.2	Other Definitional Provisions.	11

ARTICLE 3 BORROWER’S REPRESENTATIONS AND WARRANTIES		11

3.1	Representations and Warranties.	11
3.2	Survival of Representations and Warranties.	14

ARTICLE 4 LOAN AND LOAN DOCUMENTS		14

4.1	Agreement to Borrow and Lend; Lender’s Obligation to Disburse.	14
4.2	Loan Documents.	15
4.3	Term of the Loan.	16
4.4	Prepayments.	17
4.5	Required Principal Payments.	17
4.6	Late Charge.	18

ARTICLE 5 INTEREST		18

5.1	Interest Rate.	18

ARTICLE 6 COSTS OF MAINTAINING LOAN		20

6.1	Increased Costs and Capital Adequacy.	20
6.2	Borrower Withholding.	21

ARTICLE 7 LOAN FEES, EXPENSES AND ADVANCES		21

7.1	Loan and Administration Expenses.	21
7.2	Origination Fee.	22
7.3	Exit Fee.	22
7.4	Lender’s Attorneys’ Fees and Disbursements.	22
7.5	Time of Payment of Fees and Expenses.	22
7.6	Expenses and Advances Secured by Loan Documents.	22
7.7	Right of Lender to Make Advances to Cure Borrower’s Defaults.	23

ARTICLE 8 NON-CONSTRUCTION REQUIREMENTS PRECEDENT TO THE OPENING OF THE LOAN		23

8.1	Non-Construction Conditions Precedent.	23

ARTICLE 9 CONSTRUCTION REQUIREMENTS PRECEDENT TO THE OPENING OF THE LOAN		25

9.1	Required Construction Documents.	25

ARTICLE 10 BUDGET AND CONTINGENCY FUND		26

10.1	Budget.	26
10.2	Budget Line Items.	27
10.3	Contingency Fund.	27
10.4	Optional Method for Payment of Interest.	28

ARTICLE 11 SUFFICIENCY OF LOAN		28

11.1	Loan In Balance.	28

ARTICLE 12 CONSTRUCTION PAYOUT REQUIREMENTS		28

12.1	Applicability of Sections.	28
12.2	Monthly Payouts.	29
12.3	Documents to be Furnished for Each Disbursement.	29
12.4	Retainages.	30
12.5	Disbursements for Materials Stored On-Site.	30
12.6	Disbursements for Offsite Materials.	30

ARTICLE 13 FINAL DISBURSEMENT FOR CONSTRUCTION		31

13.1	Final Disbursement for Construction.	31

ARTICLE 14 certain other requirements		32

14.1	Deposit Accounts.	32
14.2	Limitation on Management Fee.	32

ARTICLE 15 OTHER COVENANTS		33

15.1	Borrower further covenants and agrees as follows:	33
15.2	Authorized Representative.	38

ARTICLE 16		38

CASUALTIES AND CONDEMNATION		38

16.1	Lender’s Election to Apply Proceeds on Indebtedness.	38
16.2	Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.	39

ARTICLE 17 ASSIGNMENTS BY LENDER AND BORROWER		39

17.1	Assignments and Participations.	39
17.2	Prohibition of Assignments and Transfers by Borrower.	40
17.3	Prohibition of Transfers in Violation of ERISA.	43
17.4	Successors and Assigns.	43

ARTICLE 18 TIME OF THE ESSENCE		43

18.1	Time is of the Essence. Borrower agrees that time is of the essence under this Agreement	43

ARTICLE 19 EVENTS OF DEFAULT		43

ARTICLE 20 LENDER’S REMEDIES IN EVENT OF DEFAULT		46

20.1	Remedies Conferred Upon Lender.	47

ARTICLE 21 GENERAL PROVISIONS		47

21.1	Captions.	47
21.2	Modification; Waiver.	47
21.3	Governing Law.	47
21.4	Acquiescence Not to Constitute Waiver of Lender’s Requirements.	47
21.5	Disclaimer by Lender.	47
21.6	Partial Invalidity; Severability.	48
21.7	Definitions Include Amendments.	48
21.8	Execution in Counterparts.	48
21.9	Entire Agreement.	48
21.10	Waiver of Damages.	48
21.11	Claims Against Lender.	48
21.12	Jurisdiction.	49
21.13	Set-Offs.	49

ARTICLE 22 NOTICES		51

ARTICLE 23 WAIVER OF JURY TRIAL		52

- ii -

EXHIBITS TO LOAN AGREEMENT

Exhibit A	Legal Description of Land
Exhibit B	Permitted Exceptions
Exhibit C	Title Requirements
Exhibit D	Form of Survey Certification
Exhibit E	Insurance Requirements
Exhibit F	Architect’s Certificate
Exhibit G	Initial Budget
Exhibit H	Borrower’s Certificate
Exhibit I	Soft and Hard Cost Requisition Form
Exhibit J	Borrower’s Certificate of Compliance
Exhibit K	LIBOR Notice Election
Exhibit L	Form of Construction Loan Update Endorsement

- iii -

CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (“Agreement”) is made as of May 14, 2014, by and between UCFP OWNER, LLC, a Delaware limited liability company, as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013 (“Borrower”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, its successors and assigns (“Lender”).

WITNESSETH:

RECITALS

A.           Borrower is the owner in fee simple of approximately 12.65 acres of land located on East Colonial Drive in the City of Orlando, County of Orange, State of Florida, and legally described in Exhibit A attached hereto (the “Land”). Borrower proposes to construct a multi-family project containing approximately 296 Class A apartment units on the Land.

B.           Borrower has applied to Lender for a loan in the amount of up to Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000.00) (the “Loan”) to finance Borrower’s development and construction of the proposed improvements of the Project, and Lender is willing to make the Loan on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
INCORPORATION OF RECITALS AND EXHIBITS

1.1           Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2           Incorporation of Exhibits.

Exhibits A through L, to this Agreement, attached hereto are incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE 2
DEFINITIONS

2.1          Defined Terms.

The following terms as used herein shall have the following meanings:

Adjusted LIBOR Rate: An interest rate per annum equal to either the Adjusted One Month LIBOR Rate or the Adjusted Daily LIBOR Rate.

Adjusted Daily LIBOR Rate: An interest rate per annum equal to the sum of (a) the Daily LIBOR Rate plus (b) the LIBOR Rate Margin. The Adjusted Daily LIBOR Rate shall change immediately and contemporaneously with any change in the Daily LIBOR Rate.

Adjusted One Month LIBOR Rate: An interest rate per annum equal to the sum of (A) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Rate Interest Period by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Rate Interest Period and (B) the LIBOR Rate Margin.

Adjusted Prime Rate: A rate per annum equal to the sum of (a) the Prime Rate Margin and (b) the greater of (i) the Prime Rate or (ii) one percent (1%) in excess of the Federal Funds Effective Rate. Any change in the Prime Rate (or the Federal Funds Effective Rate, as applicable) shall be effective immediately from and after such change in the Adjusted Prime Rate. Notwithstanding anything to the contrary contained herein, the Adjusted Prime Rate shall not be lowered than the Adjusted LIBOR Rate.

Affected Entity: As such term is defined in Section 17.2.

Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement: This Construction Loan Agreement.

Applicable Rate: As such term is defined in Section 5.1(a).

Applicable Retention Amount: Amounts withheld by Borrower from a payment to General Contractor pursuant to the terms and provisions of the General Contract.

Appraisal. An MAI certified appraisal of the Project performed in accordance with FIRREA and Lender’s appraisal requirements by an appraiser selected and retained by Lender.

Architect: Humphreys & Partners Architects/Florida, L.L.C., a Florida limited liability company

Architect’s Certificate: A certificate in the form of Exhibit F attached hereto executed by the Architect in favor of Lender.

Assignment of Rents: An assignment of leases and rents made by Borrower in favor of Lender assigning all leases, subleases and other agreements relating to the use and occupancy of all or any portion of the Project, and all present and future leases, rents, issues and profits therefrom.

Assumed Interest Rate: as of any date, the greatest of (a) six and one-half percent (6.50%) per annum, (b) the yield per annum as of the date of such calculation on U.S. Treasury securities selected in good faith by Lender, maturing approximately ten (10) years after the date of calculation, plus 215 basis points per annum, and (c) the Applicable Rate then in effect.

Authorized Representative: As such term is defined in Section 15.2.

Bankruptcy Code: Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute

Bluerock Operating Partnership: As such term is defined in Section 17.2.

BR Member: As such term is defined in Section 17.2.

BR REIT: As such term is defined in Section 17.2.

BR SOIF: As such term is defined in Section 17.2.

BR/CDP Venture: As such term is defined in Section 17.2.

Breakage Costs: (a) The cost to Lender of re-employing funds bearing interest at an Adjusted LIBOR Rate, incurred (or expected to be incurred) in connection with (i) any payment of any portion of the Loan bearing interest at an Adjusted LIBOR Rate prior to the termination of any applicable LIBOR Rate Interest Period, (ii) the conversion of an Adjusted LIBOR Rate to any other applicable interest rate on a date other than the last day of the relevant LIBOR Rate Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable LIBOR Rate Interest Period, any amount as to which Borrower has elected a LIBOR Rate Option and (b) any amounts payable by Borrower under any Interest Rate Agreement in connection with termination of such Interest Rate Agreement.

Budget: The budget for the Project specifying all costs and expenses of every kind and nature whatever to be incurred by Borrower in connection with the Project prior to the Maturity Date.

Budget Line Item: As such term is defined in Section 10.2.

Business Day: A day of the year on which banks are not required or authorized to close in Cleveland, Ohio or Atlanta, Georgia.

Catalyst Member: As such term is defined in Section 17.2.

Change Order: Any request for changes in the Plans and Specifications (other than minor field changes involving no extra cost).

Completion Date: May 14, 2016, subject to extension pursuant to Section 15.1(b).

Completion Guaranty: A guaranty of performance and completion, executed by each Guarantor and pursuant to which the Guarantors jointly and severally guarantee the lien-free and timely completion of the Project in accordance with all provisions of this Agreement and Borrower’s obligation to keep the Loan In Balance and to pay for all cost overruns.

Construction or construction: The construction and equipping of the Improvements in accordance with the Plans and Specifications, and all Tenant Work and related improvements required to be performed by Borrower under Leases and the installation of all personal property, fixtures and equipment required for the operation of the Project.

Construction Commencement Date: The day that is the thirtieth (30th) day from the date of this Agreement.

Construction Schedule: A schedule reasonably satisfactory to Lender and Lender’s Consultant, establishing a timetable for completion of the Construction, showing, on a monthly basis, the anticipated progress of the Construction and also showing that the Improvements can be completed on or before the Completion Date.

Contingency Fund: A Budget Line Item which shall represent an amount necessary to provide reasonable assurances to Lender that additional funds are available to be used if additional costs and expenses are incurred or additional interest accrues on the Loan, or unanticipated events or problems occur.

Control: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Control Condition: As such term is defined in Section 17.2.

Cost Savings Disbursement: As such term is defined in Section 12.7.

Daily LIBOR Rate: The per annum rate calculated by the Lender in good faith on a daily basis, which Lender determines with reference to the rate (rounded upwards to the next higher whole multiple of 1/16th if such rate is not such a multiple) based on the one month London Interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) on the second LIBOR Business Day preceding the date of the calculation as determined and adjusted from time to time in Lender's sole discretion.

Debt Service Coverage Ratio: With respect to a particular period, the ratio of (a) the Net Operating Income to (b) the Total Annual Debt Service.

Default or default: Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate: A rate per annum equal to three percentage points (300 basis points) in excess of the Applicable Rate, but shall not at any time exceed the highest rate permitted by law.

Deficiency Deposit: As such term is defined in Section 11.1.

Development Fee: As such term is defined in Section 15.1(ee).

Development Agreement: That certain Development Agreement dated January 31, 2014, between Borrower and Development Manager.

Development Manager: CDP Developer I, LLC, a Georgia limited liability company.

Dispute: Any controversy, claim or dispute between or among the parties to this Agreement, including any such controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other Loan Document, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).

Engineer: Kimley-Horn Associates, Inc.

Environmental Indemnity: An environmental indemnity from the Borrower and Guarantors, jointly and severally, indemnifying Lender with regard to all matters related to Hazardous Material and other environmental matters.

Environmental Proceedings: Any proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the presence of Hazardous Material on, within or about the Project.

Environmental Report: An environmental report prepared at Borrower’s expense by a qualified environmental consultant approved by Lender, dated not more than six (6) months prior to the Loan Opening Date and addressed to Lender (or subject to separate letter agreement permitting Lender to rely on such environmental report).

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default: As such term is defined in Article 19.

Exit Fee: As such term is defined in Section 7.3.

Extension Option: As such term is defined in Section 4.3.

Extension Term: The twelve (12) month periods of time commencing on the day after the Initial Maturity Date and ending on the First Extended Maturity Date, and if applicable then ending on the Second Extended Maturity Date.

Federal Funds Effective Rate: Shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

FIRREA: The Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

First Extended Maturity Date: As such term is defined in Section 4.3.

First Extension Option: As such term is defined in Section 4.3.

General Contract: The general contract dated March 7, 2014, between Borrower and General Contractor, pertaining to the construction of all onsite and offsite improvements for the Project.

General Contractor:    Summit Contracting Group, Inc.

Governmental Approvals: Collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority for the Construction in accordance with the Plans and Specifications.

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Gross Revenues: For any period, all revenues of Borrower, determined on a cash basis, derived from the ownership, operation, use, leasing and occupancy of the Project during such period; provided, however, that in no event shall Gross Revenues include (i) any loan proceeds; (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from tenants in the Project, unless and until the same are applied to rent or other obligations in accordance with the tenant’s lease; or (v) any other extraordinary items, in Lender’s reasonable discretion; provided, however, Gross Revenues shall include, without limitation, late fees, parking fees, tenant application fees, fees paid in connection with utilities and services provided to tenants and any fees payable by cable or utility providers to Borrower.

Guarantor: Alsar Limited Partnership, a Nevada limited partnership, Robert S. Fishel, Mark Mechlowitz, Robert G. Meyer, and Jorge L. Sardinas, individually or collectively, as the context shall imply.

Guarantor Principal: As such term is defined in Section 17.2.

Hazardous Material: Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over the Project or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority. Any reference above to a Law, includes the same as it may be amended from time to time, including the judicial interpretation thereof. "Hazardous Material" shall not include commercially reasonable amounts of such materials used in the ordinary course of Construction and maintenance and operation of the Project which are used and stored in accordance with all applicable Laws pertaining to Hazardous Material.

Improvements: The improvements referred to in Recital A hereto and more particularly described in the Plans and Specifications, and offsite improvements and together with any existing improvements located on the Land not to be demolished.

In Balance or in balance: As such term is defined in Article 11.

Including or including: Including but not limited to.

Initial Maturity Date: May 14, 2017.

Interest Rate Agreement: An Interest Rate Protection Product purchased by Borrower from Lender.

Interest Rate Protection Product: An interest rate hedging product, such as a cap or swap.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.

Land: As such term is defined in Recital A.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Late Charge: As such term is defined in Section 4.6.

Leases: The collective reference to all leases, subleases and occupancy agreements affecting the Project or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto approved in writing by Lender.

Lender: As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.

Lender’s Consultant: An independent consulting architect, inspector, and/or engineer designated by Lender in Lender’s sole discretion.

LIBOR Business Day: A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

LIBOR Rate: For any LIBOR Rate Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown by Reuters at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such LIBOR Rate Interest Period with a maturity approximately equal to such LIBOR Rate Interest Period and in an amount approximately equal to the amount to which such LIBOR Rate Interest Period relates, adjusted for reserves and taxes if required by applicable regulations. If Reuters no longer reports such rate or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market, Lender may select a replacement index.

LIBOR Rate Interest Period: With respect to each amount bearing interest at a LIBOR based rate, a period of one month or daily, to the extent deposits with such maturities are available to Lender, provided, however, that any LIBOR Rate Interest Period which would end after the Maturity Date shall end on the Maturity Date.

LIBOR Rate Margin:  two and fifteen one-hundredths percent ( 215 basis points) per annum.

LIBOR Rate Option: As defined in Section 5.1(b).

Loan: As defined in Recital B.

Loan Amount: The maximum amount of the Loan as set forth in Section 4.1(a) as reduced by principal payments made from time to time.

Loan Documents: The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s or Guarantor’s obligations in connection with the transaction contemplated hereunder and any Interest Rate Agreement, each as amended.

Loan Opening Date: The date of the first disbursement of proceeds of the Loan.

Major Subcontractor: Any subcontractor under a Major Subcontract.

Major Subcontracts: All subcontracts between the General Contractor and any subcontractors and material suppliers which provide for an aggregate contract price equal to or greater than Seven Hundred Fifty Thousand and No/100th Dollars ($750,000.00). Borrower and Lender acknowledge that because the General Contract does not provide for such approval rights, neither Borrower nor Lender shall have any right to approve with respect to the General Contract any Major Subcontractors or other subcontractor or Major Subcontracts or other subcontracts.

Material Adverse Change or material adverse change: If, in Lender’s reasonable discretion, the business prospects, operations or financial condition of a person, entity or property has changed in a manner which could impair in any material respect the value of Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Maturity Date: The Initial Maturity Date, provided, if Borrower timely satisfies the conditions to extend the term of the Loan pursuant to Section 4.3(b) and Section 4.3(c), then the Maturity Date shall be extended to the First Extended Maturity Date and if applicable, the Second Extended Maturity Date.

Monthly Excess Cash Flow: For any month, the amount by which Gross Revenues exceed the sum of (a) actual Operating Expenses and (b) actual debt service on the Loan.

Mortgage: A mortgage (or deed of trust), assignment of leases and rents, security agreement and fixture filing, executed by Borrower for the benefit of Lender securing this Agreement, the Note, and all obligations of Borrower in connection with the Loan, granting a first priority lien on Borrower’s fee interest in the Project, subject only to the Permitted Exceptions.

Net Operating Income: (a) (i) The annualized gross rental revenue from the Project derived from arm's length, market rate rents from Leases with unaffiliated third parties, plus (ii) other revenue derived from the operation of the Project, including service fees or charges, but excluding capital gains income derived from the sale of assets and other items of income or revenue which the Lender reasonably determines are unlikely to occur in any subsequent period, all for the 3- month period ending on the date of calculation, plus (iii) any income that does not fall into the categories above but which is otherwise Gross Revenues, less (b) the greater of (i) actual operating expenses including, but not limited to, cleaning, utilities, administrative, landscaping, security and management expenses, repair and maintenance expenses, a $200.00 per unit reserve for replacements, a five percent (5%) vacancy factor for any period during which more than ninety-five percent (95%) of the net rentable area of the Project is leased and occupied, a management fee equal to the greater of (x) three and fifty one-hundredths percent (3.50%) of Gross Revenues of the Project and (y) the management fee actually paid under any management agreement, and fixed expenses (such as insurance, real estate and other taxes), all for the 12-month period ending on the date of calculation, but excludes therefrom all expenses of a non-recurring, extraordinary nature and capital expenditures (and any depreciation or amortization thereof) and similar non-cash items, and (ii) the pro forma annual operating expenses of the Project, that is, the total number of units in the Project (i.e. 296) times $6,143.00). All operating expenses shall be related to the Project, shall be for services from arm's length third party transactions or equivalent to the same, and shall exclude all expenses for capital improvements and replacements, income taxes, principal and interest on the Loan and depreciation or amortization of capital expenditures and other similar non-cash items.

Note: A promissory note, in the Loan Amount, executed by Borrower and payable to the order of Lender, evidencing the Loan.

OFAC Compliance Condition: As such term is defined in Section 17.2.

Opening of the Loan or Loan Opening: The first disbursement of Loan proceeds in excess of the $1,000.00 disbursement made on the date of this Agreement.

Operating Account: A deposit account opened and maintained by Borrower with Lender, to be utilized in the manner set forth in Section 4.1(e).

Operating Expenses: For any period, the actual costs and expenses of owning, operating, managing and maintaining the Project during such period incurred by Borrower, determined on a cash basis (except for real and personal property taxes and insurance premiums, which shall be determined on an accrual basis) (including, a $200.00 per unit annual reserve, a five percent (5%) vacancy factor for any period during which more than ninety-five percent (95%) of the net rentable area of the Project is leased and occupied, and a management fee equal to the greater of (x) three and fifty one-hundredths percent (3.50%) of Gross Revenues of the Project and (y) the management fee actually paid under any management agreement). All operating expenses shall be related to the Project, shall be for services from arm's length third party transactions or equivalent to the same, and shall exclude all expenses for capital improvements and replacements, income taxes, principal and interest on the Loan and depreciation or amortization of capital expenditures and other similar non-cash items.

Payment Guaranty: A guaranty of payment executed by each Guarantor and pursuant to which the Guarantors jointly and severally guarantee payment of principal, interest and other amounts due under the Loan Documents, subject to certain limitations as described therein on maximum liability.

Permitted Exceptions: Those matters listed on Schedule B to the Title Policy to which title to the Project may be subject at the Loan Opening and thereafter such other title exceptions as Lender may reasonably approve in writing (including the liens established under the Loan Documents).

Plans and Specifications: Detailed plans and specifications for the Improvements, as reasonably approved by Lender pursuant to Section 9.1(f), as modified hereafter with Lender’s reasonable prior written approval or as otherwise expressly permitted by this Agreement.

Prime Rate: That interest rate established from time to time by Lender as Lender's prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Lender for commercial or other extensions of credit;

Prime Rate Margin: 1% (100 basis points) per annum.

Pro-Forma Projection: A pro forma statement of projected income and expenses of Project.

Project: The collective reference to (i) the Land, together with all buildings, structures and improvements located or to be located thereon, including the Improvements, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures and equipment required or beneficial for the operation thereof.

Required Permits: Each building permit, environmental permit, utility permit, land use permit, wetland permit and any other permits, approvals or licenses issued by any Governmental Authority which are required in connection with the Construction or operation of the Project.

Reserve Percentage: For any LIBOR Rate Interest Period, that percentage which is specified three (3) Business Days before the first day of such LIBOR Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Lender with respect to liabilities consisting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such LIBOR Rate Interest Period and with a maturity equal to such LIBOR Rate Interest Period.

Second Extended Maturity Date: As such term is defined in Section 4.3.

Second Extension Option: As such term is defined in Section 4.3.

Soil Report: A soil test report prepared by a licensed engineer reasonably satisfactory to Lender indicating to the satisfaction of Lender that the soil and subsurface conditions underlying the Project will support the Improvements.

State: The state in which the Land is located.

Substitute Guarantor: As such term is defined in Article 19.

Subcontracts: Subcontracts between the General Contractor and third parties for labor or materials to be furnished to the Project by Major Subcontractors.

Tenant: The tenant under a Lease.

TIC Agreement: That certain Tenancy In Common Agreement dated January 31, 2014, between and among the TIC Interest Holders, as amended and supplemented by that certain TIC Management Agreement dated January 31, 2014, between and among the TIC Interest Holders.

TIC Interest Holders: Eldorado, LLC, an Ohio limited liability company, Spyglass Hill, LLC, an Ohio limited liability company, and BR/CDP UCFP Venture, LLC, a Delaware limited liability company.

Title Insurer: First American Title Insurance Company, or such other title insurance company licensed in the State as may be approved in writing by Lender.

Title Policy: An ALTA Mortgagee’s Loan Title Insurance Policy with extended coverage issued by the Title Insurer insuring the lien of the Mortgage as a valid first, prior and paramount lien upon the Project and all appurtenant easements, and subject to no other exceptions other than the Permitted Exceptions and otherwise satisfying the requirements of Exhibit C attached hereto and made a part hereof.

Total Annual Debt Service: The aggregate of debt service payments comprising principal and interest for a twelve (12) month period on the stated principal amount of the Loan, assuming (a) a fixed per annum interest rate equal to the Assumed Interest Rate determined as of the date of calculation; and (b) monthly payments of principal and interest based on an amortization period of thirty (30) years.

Transfer: Any sale, transfer, lease (other than a Lease approved by Lender), conveyance, alienation, pledge, assignment, mortgage, encumbrance hypothecation or other disposition of (a) all or any portion of the Project or any portion of any other security for the Loan, (b) all or any portion of the Borrower’s right, title and interest (legal or equitable) in and to the Project or any portion of any other security for the Loan, or (c) any interest in Borrower or any interest in any entity which directly or indirectly holds an interest in, or directly or indirectly controls, Borrower.

Trust Agreement: That certain BR/CDP Colonial Trust Agreement dated December 15, 2013, between and among the TIC Interest Holders.

Unavoidable Delay: Any delay in the construction of the Project, caused by natural disaster, fire, earthquake, floods, explosion, hurricanes, extraordinary adverse weather conditions, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, failure of transportation, strikes or lockouts, acts of God, war, riots, building moratoriums, delays caused by governmental authority and financial market failure, for which Borrower has notified Lender in writing.

Venture Agreement: Operating Agreement of BR/CDP UCFP Venture, LLC dated January 15, 2014, between BR Member and Catalyst Member. The Venture Agreement shall not be amended in any material respect without Lender’s consent, not to be unreasonably withheld.

Venture Control Transfer: As such term is defined in Section 17.2.

2.2           Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, Mortgage, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

ARTICLE 3
BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender as follows:

(a)          Borrower has good and marketable fee simple title to the Project, subject only to the Permitted Exceptions.

(b)          Except as previously disclosed to Lender in writing, no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened (in writing), against Borrower or any Guarantor, which could, if adversely determined, cause a Material Adverse Change with respect to Borrower, any Guarantor or the Project. There are no pending Environmental Proceedings and Borrower has no knowledge of any threatened Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(c)          Borrower is a duly organized and validly existing Delaware limited liability company and has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower.

(d)          No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner, or member of Borrower or any Guarantor, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the recordation of the Mortgage, Assignment of Leases and Rents and the filing of UCC-1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have a material adverse effect on Borrower or such Guarantor or which have been obtained as of any date on which this representation is made or remade.

(e)          The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the Mortgage and other security interests under the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or Guarantor is a party or may be bound or affected, or a violation of any law or court order which may adversely affect the Project, any part thereof, any interest therein, or the use thereof.

(f)          There is no default under this Agreement or any of the other Loan Documents, nor to Borrower’s knowledge, any condition which, after notice or the passage of time or both, would constitute a default or an Event of Default under this Agreement or any of the other Loan Documents.

(g)          (i) No condemnation of any portion of the Project; (ii) no condemnation or relocation of any roadways abutting the Project; and (iii) no proceeding to deny access to the Project from any point or planned point of access to the Project, has commenced or, to the best of Borrower’s knowledge, is contemplated by any Governmental Authority.

(h)          The amounts set forth in the Budget, after taking into account reallocated cost savings approved by Lender in accordance with Section 10.2 of this Agreement and change orders expressly permitted under Section 15.1(c) or otherwise approved in writing by Lender, present a full and complete itemization by category of all costs, expenses and fees which Borrower reasonably expects to pay or reasonably anticipates becoming obligated to pay to complete the Construction and operate the Project (until the Project achieves breakeven operations). Borrower is unaware of any other such costs, expenses or fees which are material and are not included in the Budget.

(i)           Neither the construction of the Improvements nor the use of the Project when completed and the contemplated accessory uses will violate (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws); or (ii) any building permits, restrictions of record, or agreements affecting the Project or any part thereof. Neither the zoning authorizations, approvals or variances nor any other right to construct or to use the Project is to any extent dependent upon or related to any real estate other than the Land. All Government Approvals required for the Construction in accordance with the Plans and Specifications have been obtained or will be capable of being obtained following the Loan Opening, and all Laws relating to the Construction and operation of the Improvements have been complied with and all permits and licenses required for the operation of the Project which cannot be obtained until the Construction is completed can be obtained if the Improvements are completed in accordance with the Plans and Specifications.

(j)           Upon completion of the Construction, the Project will have adequate (i.e. to operate the Project for its intended use) water, gas and electrical supply, storm and sanitary sewerage facilities, means of access between the Project and public rights-of-way; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws.

(k)          No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder, other than a brokerage fee payable to Jones Lang LaSalle, which fee will be paid in conjunction with the closing of this Loan.

(l)           To Borrower’s knowledge, all financial statements and other written material information previously furnished by Borrower or any Guarantor to Lender in connection with the Loan are, in all material respects, true, complete and correct in all material respects and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower or any Guarantor has occurred since the respective dates of such statements and information, unless disclosed to Lender in writing. Neither Borrower nor any Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements.

(m)          Except as disclosed by Borrower to Lender, including, without limitation, as set forth in the Environmental Report, to Borrower’s knowledge: (i) the Project is, except for materials used in the ordinary course of construction, maintenance and operation of the Project, free of all Hazardous Material and is in compliance with all applicable Laws; (ii) neither Borrower nor, to the best knowledge of Borrower, any other person or entity, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect the Project, or any part thereof, and the Project has never been used (whether by Borrower or, to the best knowledge of Borrower, by any other person or entity) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material; (iii) neither the Project nor Borrower is subject to any existing, pending, or, to the best of Borrower’s knowledge, threatened (in writing) investigation or inquiry by any Governmental Authority, and the Project is not subject to any remedial obligations under any applicable Laws pertaining to health or the environment; and (iv) there are no underground tanks, vessels, or similar facilities for the storage, containment or accumulation of Hazardous Materials of any sort on, under or affecting the Project.

(n)          The Project is taxed separately without regard to any other property and for all purposes the Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

(o)          Borrower and its agents have not entered into any Leases, subleases or other arrangements for occupancy of space within the Project, except for the Permitted Exceptions.

(p)          When the Construction is completed in accordance with the Plans and Specifications, no building or other improvement will encroach upon any property line, building line, setback line, side yard line or any recorded or visible easement with respect to the Project.

(q)          The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(r)           Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(s)           Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(t)           Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated in Article 22.

(u)          UCFP Owner, LLC’s place of formation or organization is the State of Delaware.

(v)          All statements set forth in the Recitals are true and correct.

(w)          Neither Borrower nor any Guarantor is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to the Lender with any additional information that the Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

(x) (i) Borrower is the trustee under the Trust Agreement; (ii) true, correct and complete copies of the Trust Agreement and TIC Agreement have been delivered to Lender; (iii) the Trust Agreement and TIC Agreement are in full force and effect and have not been modified, supplemented or amended in any way; (iv) there are no defaults by any party under the Trust Agreement or the TIC Agreement, nor any event, circumstance or condition thereunder, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute a default thereunder; and (v) under the Trust Agreement and the TIC Agreement, Borrower has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and TIC Interest Holders have approved the Loan and authorized Borrower to enter into and perform this Agreement, the Mortgage and the other Loan Documents.

(y)          Both Borrower and the Project are in full compliance with the terms and conditions of the Permitted Exceptions; all Permitted Exceptions are in full force and effect; there is no default existing under any Permitted Exceptions by Borrower or, to Borrower’s knowledge, by any other parties thereto; all obligations of Borrower under the Permitted Exceptions required to be performed as of the date of this Loan Agreement have been performed; all amounts due under any Permitted Exceptions have been paid in full and no amounts are due or owing by Borrower with respect to the Project or, to Borrower’s knowledge with respect to any other party to any of the Permitted Exceptions; and none of the Permitted Exceptions have been amended in any instrument or by other means, which amendment has not been provided to Lender.

(z)           There are no amounts due and owing to any Governmental Authority by Borrower or, to Borrower’s knowledge, by other parties under the Permitted Exceptions which have not been paid.

3.2           Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Opening and, except for matters which have been disclosed by Borrower and approved by Lender in writing (which approval shall not be unreasonably withheld), at all times thereafter. Each request for a disbursement under the Loan Documents shall constitute a reaffirmation of such representations and warranties, as deemed modified in accordance with the disclosures made and approved as aforesaid, as of the date of such request. It shall be a condition precedent to the Loan Opening and each subsequent disbursement that each of said representations and warranties is true and correct as of the date of such requested disbursement. Each disbursement of Loan proceeds shall be deemed to be a reaffirmation by Borrower that each of the representations and warranties is true and correct as of the date of such disbursement. In addition, at Lender’s request, Borrower shall reaffirm such representations and warranties in writing prior to each disbursement hereunder.

ARTICLE 4
LOAN AND LOAN DOCUMENTS

4.1           Agreement to Borrow and Lend; Lender’s Obligation to Disburse.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lender and Lender agrees to lend to Borrower the Loan, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement.

(a)          The principal amount of the Loan shall not exceed the least of (i) Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000.00), (ii) 75% of the approved development and lease-up costs of the Project, as set out in the Budget, (iii) 75% of the appraised value of the Project “upon stabilization,” as set forth in the appraisal of the Project approved by the Lender, and (iv) such amount as will result in a Debt Service Coverage Ratio of not less than 1.23 to 1.00 (based, for purposes of this calculation, on the stabilized income and expenses of the Project projected in the appraisal of the Project approved by the Lender).

(b)          Lender agrees, upon Borrower’s compliance with and satisfaction of all conditions precedent to the Loan Opening and provided the Loan is In Balance, no Material Adverse Change has occurred with respect to Borrower, any Guarantor, or the Project and no material default or Event of Default has occurred and is continuing hereunder, to Open the Loan to reimburse Borrower for a portion of the costs incurred by Borrower in connection with the development of the Project and the construction of the Improvements, to the extent provided for in the Budget.

(c)          After the Opening of the Loan, Borrower shall be entitled to receive further successive disbursements of the proceeds of the Loan in accordance with Articles 9, 12 and 13 within ten (10) Business Days after compliance with all conditions precedent thereto, provided that (i) the Loan remains In Balance; (ii) Borrower has complied with all conditions precedent to disbursement from time to time including the requirements of Section 3.2 and Articles 8, 9, 12 and 13; (iii) no Material Adverse Change has occurred with respect to Borrower, any Guarantor or the Project and (iv) no Event of Default and no material default exists hereunder or under any other Loan Document.

(d)          To the extent that Lender may have acquiesced in noncompliance with any requirements precedent to the Opening of the Loan or precedent to any subsequent disbursement of Loan proceeds, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

(e)          Borrower shall, prior to the Opening of the Loan, open an Operating Account. Borrower authorizes Lender to disburse the Loan proceeds by crediting the Operating Account; provided, however, that Lender shall not be obligated to use such method. Upon the occurrence and during the continuance of an Event of Default, without in any way limiting any other rights and remedies that Lender may have under this Agreement or the other Loan Documents with respect to the Operating Account or otherwise, Lender is authorized to pay any principal or interest due upon the Note when and as same shall become due by debiting funds on deposit in the Operating Account. For the avoidance of doubt, except upon the occurrence and during the continuance of an Event of Default, Lender shall disburse Loan proceeds into the Operating Account for Borrower to pay General Contractor and Lender shall not pay General Contractor directly for Construction.

4.2           Loan Documents.

Borrower agrees that it will, on or before the Loan Opening Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a)          The Note.

(b)          The Mortgage.

(c)          The Assignment of Rents.

(d)          The Completion Guaranty.

(f)          The Payment Guaranty.

(g)          The Environmental Indemnity.

(h)          A collateral assignment of construction documents, including, without limitation, the General Contract, all architecture and engineering contracts, Plans and Specifications, permits, licenses, approvals and development rights, together with consents to the assignment and continuation agreements from the General Contractor, the architect and other parties reasonably specified by Lender.

(i)           Such UCC financing statements as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

(j)           Such other documents, instruments or certificates as Lender and its counsel may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.

4.3           Term of the Loan.

(a)          All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date. All references herein to the Maturity Date shall mean Initial Maturity Date, provided that Borrower shall have the right to: (i) subject to the terms of Section 4.3(b), extend the Maturity Date for an additional twelve (12) month term (the “First Extension Option”), thereby, extending the Maturity Date to the twelve (12) month anniversary of the Initial Maturity Date (the “First Extended Maturity Date”); and (ii) subject to the terms of Section 4.3(b), extend the Maturity Date for a second additional twelve (12) month term (the “Second Extension Option”), thereby, extending the Maturity Date to the twelve (12) month anniversary of the First Extended Maturity Date (the “Second Extended Maturity Date”). The First Extension Option and Second Extension Option are collectively known as an “Extension Option”.

(b)          Borrower may only exercise the First Extension Option upon satisfying the following conditions:

(i)          Borrower shall have delivered to Lender written notice of its election to exercise the First Extension Option no earlier than ninety (90) days and no later than thirty (30) days prior to the Initial Maturity Date;

(ii)         Lender shall have received Borrower's and Guarantor's current financial statements, certified as correct by Borrower and Guarantor, UCFP Owner, LLC shall be in good standing and there shall have been no material adverse change in Borrower's or Guarantor's financial condition;

(iii)        Construction of the Improvements has been completed in accordance with all requirements of this Agreement;

(iv)        The notice given pursuant to clause (i) shall be accompanied by payment of an extension fee in the amount of fifteen basis points (0.15%) of the Loan Amount;

(v)         No Event of Default exists under the Loan Documents, and no event exists which would be an Event of Default following notice and/or if not cured within the time allowed; and

(vi)        Lender determines, based on Borrower’s written affidavit and such supporting data and other evidence as the Lender may reasonably require, that the Debt Service Coverage Ratio is not less than 1.20:1.00. In the event this Debt Service Coverage Ratio is not met, Borrower may satisfy this Debt Service Coverage Ratio prior to the Initial Maturity Date by making a voluntary paydown of the Loan, together with a mutually agreed-upon reduction to the committed amount of the Loan, so that the Loan Amount and maximum committed amount of the Loan, after giving effect to such paydown and reduction, does not exceed the amount which results in a Debt Service Coverage Ratio of 1.20:1.00 (based, for purposes of this calculation, on the annualized amounts of Net Operating Income and Total Annual Debt Service for the Project for the 3-month period ending on the April 30th immediately preceding the Initial Maturity Date). In connection with Borrower’s notice of its election to exercise the First Extension Option, Borrower will submit or cause to be submitted to Lender all documentation evidencing satisfaction of the above required Debt Service Coverage Ratio together with an affidavit from an officer of Borrower, in a form satisfactory to Lender, affirming that the Debt Service Coverage Ratio is equal to or greater than 1.20:1.00.

(c)           Borrower may only exercise the Second Extension Option upon satisfying the following conditions:

(i)          Borrower shall have delivered to Lender written notice of such election no earlier than ninety (90) days and no later than thirty (30) days prior to the First Extended Maturity Date;

(ii)         Lender shall have received Borrower's and Guarantor's current financial statements, certified as correct by Borrower and Guarantor, Borrower shall be in good standing and there shall have been no material adverse change in Borrower's or Guarantor's financial condition;

(iii)        Construction of the Improvements has been completed in accordance with all requirements of this Loan Agreement;

(iv)         Such notice is accompanied by an extension fee in the amount of fifteen basis points (0.15%) of the Loan Amount;

(v)          No Event of Default exists under the Loan Documents, and no even exists which would be an Event of Default following notice and/or if not cured within the time allowed; and

(vi)         Lender determines, based on Borrower’s written affidavit and such supporting data and other evidence as the Lender may require, that the Debt Service Coverage Ratio is not less than 1.25:1.00. In the event this Debt Service Coverage Ratio is not met, Borrower may satisfy this Debt Service Coverage Ratio prior to the First Extended Maturity Date by making a voluntary paydown of the Loan, together with a mutually agreed-upon reduction to the committed amount of the Loan, so that the Loan Amount and maximum committed amount of the Loan, after giving effect to such paydown and reduction, does not exceed the amount which results in a Debt Service Coverage Ratio of 1.25:1.00 (based, for purposes of this calculation, on the annualized amounts of Net Operating Income and Total Annual Debt Service for the Project for the 3-month period ending on the April 30th immediately preceding the First Extended Maturity Date). In connection with Borrower’s notice of its election to exercise the Second Extension Option, Borrower will submit or cause to be submitted to Lender all documentation evidencing satisfaction of the above required Debt Service Coverage Ratio together with an affidavit from an officer of Borrower, in a form satisfactory to Lender, affirming that the Debt Service Coverage Ratio is equal to or greater than 1.25:1.00.

4.4           Prepayments.

Borrower shall have the right to make prepayments of the Loan, in whole or in part, without prepayment penalty, upon not less than seven (7) days’ prior written notice to Lender. No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all interest accrued on the Loan through the date of prepayment and an amount equal to all Breakage Costs and attorneys’ fees and disbursements incurred by Lender as a result of the prepayment.

4.5.          Required Principal Payments.

All principal shall be paid on or before the Maturity Date. If the Maturity Date is extended pursuant to Section 4.3 above, then commencing on the tenth (10th) day of the first calendar month following the Initial Maturity Date and continuing on the tenth (10th) day of each succeeding calendar month thereafter through and including the tenth (10th) day of the calendar month in which the Maturity Date occurs, Borrower shall make monthly payments of principal and interest in an amount equal to the outstanding principal balance of the Loan as of the Initial Maturity Date, with the principal component of such monthly payment amount determined based on an amortization period of thirty (30) years and the Assumed Interest Rate. The manner in which each payment shall be applied to principal and interest shall be determined by Lender at the time Borrower extends the Maturity Date pursuant to Section 4.3 above. For avoidance of doubt, prior to the Initial Maturity Date, scheduled monthly payments shall consist of interest only payments at the Applicable Rate (unless the Default Rate is applicable) on the outstanding principal balance of the Loan.

4.6.          Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than five (5) days after the date said amount was due and payable shall incur a fee (the “Late Charge” of four percent (4%) of said amount, which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date.

ARTICLE 5
INTEREST

5.1           Interest Rate.

(a)          The Loan will bear interest at the Applicable Rate, unless the Default Rate is applicable. The Adjusted Daily LIBOR Rate shall be the “Applicable Rate”, except that the Adjusted One Month LIBOR Rate shall be the “Applicable Rate” with respect to portions of the Loan as to which a LIBOR Rate Option is then in effect. For each disbursement of proceeds of the loan, Borrower shall deliver to Lender irrevocable notice (which may be (i) verbal notice provided that Borrower delivers to Lender facsimile confirmation within twenty four (24) hours of such verbal notice or (ii) electronic mail notice within twenty four (24) hours of such verbal notice) of the requested amount of such disbursement, not later than 11:00 a.m. Cleveland time on the third LIBOR Business Day prior to the desired date of disbursement. Borrower shall pay interest in arrears on the tenth (10th) day of every calendar month in the amount of all interest accrued and unpaid. The first payment of interest on the Loan shall be due on June 10, 2014. All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 1:00 p.m. Cleveland time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

(b)          Provided that no Event of Default exists, Borrower shall have the option (the “LIBOR Rate Option”) to elect from time to time in the manner and subject to the conditions hereinafter set forth the Adjusted One Month LIBOR Rate as the Applicable Rate for all or any portion of the Loan which would otherwise bear interest at the Adjusted Daily LIBOR Rate.

(c)          The only manner in which Borrower may exercise the LIBOR Rate Option is by giving Lender irrevocable written notice in the form of Exhibit K attached hereto not later than 11:00 a.m. Cleveland time on the second LIBOR Business Day prior to the proposed commencement of the relevant LIBOR Rate Interest Period, which written notice shall specify: (i) the portion of the Loan with respect to which Borrower is electing the LIBOR Rate Option and (ii) the LIBOR Business Day upon which the applicable LIBOR Rate Interest Period is to commence. The Applicable Rate for any portion of the Loan with respect to which Borrower has elected the LIBOR Rate Option shall revert to the Adjusted Daily LIBOR Rate as of the last day of the LIBOR Rate Interest Period applicable thereto (unless Borrower again exercises the LIBOR Rate Option for such portion of the Loan). Lender shall be under no duty to notify Borrower that the Applicable Rate on any portion of the Loan is about to revert from the Adjusted One Month LIBOR Rate to the Adjusted Daily LIBOR Rate. With the exception of advances to pay interest on the Loan, the LIBOR Rate Option may be exercised by Borrower only with respect to any portion of the Loan equal to or in excess of $500,000.00. At no time may there be more than four (4) LIBOR Rate Interest Periods in effect with respect to the Loan. Notwithstanding the foregoing, if Borrower shall elect a LIBOR Rate Option, only so much of the outstanding principal amount of the Loan as would not become due and payable during the applicable LIBOR Rate Interest Period shall accrue interest at the Adjusted One Month LIBOR Rate and the remaining principal balance shall accrue interest at the Adjusted Daily LIBOR Rate.

(d)          If Lender determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that Dollar deposits in an amount approximately equal to the portion of the Loan for which Borrower has exercised the LIBOR Rate Option for the designated LIBOR Rate Interest Period are not generally available at such time in the London interbank market for deposits in Dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining a LIBOR Rate on such portion of the Loan or of funding the same for such LIBOR Rate Interest Period due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Lender shall so notify Borrower and all portions of the Loan bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Rate Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described above are no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different LIBOR Rate Interest Period.

(e)           Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

(f)           Borrower shall pay all Breakage Costs incurred from time to time by Lender upon demand.

(g)          If the introduction of or any change in any Law, regulation or treaty, or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, shall make it unlawful for Lender to maintain the Applicable Rate at an Adjusted LIBOR Rate with respect to the Loan or any portion thereof, or to fund the Loan or any portion thereof in Dollars in the London interbank market, or to give effect to its obligations regarding the LIBOR Rate Option as contemplated by the Loan Documents, then (i) Lender shall notify Borrower that Lender is no longer able to maintain the Applicable Rate at an Adjusted LIBOR Rate, (ii) the LIBOR Rate Option shall immediately terminate, (iii) the Applicable Rate for any portion of the Loan for which the Applicable Rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Prime Rate, and (iv) Borrower shall pay to Lender the amount of Breakage Costs (if any) incurred in connection with such conversion. Thereafter, Borrower shall not be entitled to exercise the LIBOR Rate Option until such time as the situation described herein is no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a LIBOR Rate Interest Period.

(h)          The Loan shall bear interest at the Default Rate at any time at which an Event of Default shall exist.

5.2           Interest Rate Agreements.

(a)          Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrower and Lender shall constitute indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements made by Lender of the proceeds of the Loan, shall exceed the face amount of the Note.

(b)          Borrower hereby collaterally assigns to Lender for the benefit of Lender any and all Interest Rate Protection Products purchased or to be purchased by Borrower in connection with the Loan, as additional security for the Loan, and agrees to provide Lender with any additional documentation requested by Lender in order to confirm or perfect such security interest during the term of the Loan. If Borrower obtains an Interest Rate Protection Product from a party other than Lender, Borrower shall deliver to Lender such third party’s consent to such collateral assignment. No Interest Rate Protection Product purchased from a third party may be secured by an interest in Borrower or the Project.

(c)           Except as otherwise provided in this paragraph, the Borrower shall not enter into any Interest Rate Protection Product. At Borrower's option, Borrower may institute an interest rate hedging program through the purchase of an Interest Rate Protection Product with respect to the Loan. The Interest Rate Protection Product, the portion of the Loan (if less than the entire Loan Amount) to which such Interest Rate Protection Product shall apply, and the financial institution providing the Interest Rate Protection Product, shall be subject to Lender's prior reasonable written approval. Borrower shall afford Lender a right of first opportunity to provide all Interest Rate Protection Products but shall not be required to purchase such Interest Rate Protection Product from Lender.

ARTICLE 6
COSTS OF MAINTAINING LOAN

6.1           Increased Costs and Capital Adequacy.

(a)          Borrower recognizes that the cost to Lender of maintaining the Loan or any portion thereof may fluctuate and, Borrower agrees to pay Lender additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of:

(i)            any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lender (which includes the Loan or any applicable portion thereof) (provided, however, that Borrower shall not be charged again the Reserve Percentage already accounted for in the definition of the Adjusted LIBOR Rate),, or (C) imposing on Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by Lender under the Loan Documents; or

(ii)           the maintenance by Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

(b)          If the application of any Law, rule, regulation or guideline adopted or arising out of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on Lender’s capital to a level below that which Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of Lender with respect to capital adequacy), then, from time to time Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction with respect to any portion of the Loan outstanding.

(c)          Any amount payable by Borrower under subsection (a) or subsection (b) of this Section 6.1 shall be paid within five (5) Business Days of receipt by Borrower of a certificate signed by an authorized officer of Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. Lender shall use reasonable efforts to deliver to Borrower prompt notice of any event described in subsection (a) or (b) above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Lender to so notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom.

6.2           Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of Lender or any franchise tax imposed on Lender), duties or other charges from any payment due under the Note to the maximum extent permitted by law, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

ARTICLE 7
LOAN FEES, EXPENSES AND ADVANCES

7.1           Loan and Administration Expenses.

Borrower unconditionally agrees to pay all expenses of the Loan, as set forth in this Agreement, including all amounts payable pursuant to Sections 7.2 and 7.3 and any and all other fees owing to Lender pursuant to the Loan Documents or any separate fee agreement, and also including, without limiting the generality of the foregoing, to the extent required under this Agreement, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of the Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policy, charges of the Title Insurer or other escrowee for administering disbursements, all fees and disbursements of Lender’s Consultant, all appraisal fees, insurance consultant’s fees, environmental consultant’s fees, reasonable travel related expenses and all reasonable costs and expenses incurred by Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all costs and expenses of Lender (including, without limitation, court costs and reasonable and actual attorney’s fees at standard hourly rates without regard to any presumptive statutory attorney’s fees incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan. Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lender harmless against all claims, liabilities, costs and expenses (including reasonable and actual attorney’s fees at standard hourly rates without regard to any presumptive statutory attorney’s fees and expenses) incurred in relation to any claim by broker, finder or similar person.

7.2           Origination Fee.

Borrower shall pay to Lender on or before the date of this Agreement an origination fee in the amount of One Hundred Thirty-Seven Thousand Five Hundred and No/100 Dollars ($137,500.00). Such fee is fully earned and non-refundable.

7.3           Exit Fee.

Upon the repayment of the Loan (whether at the Maturity Date or at any other date), Borrower will pay to Lender an exit fee equal to one percent (1.0%) of the outstanding principal balance of the Loan (the “Exit Fee”); unless (a) the Loan is repaid with the proceeds of a permanent loan from Lender or an affiliate of Lender; (b) the Loan is repaid with the proceeds of a permanent loan arranged by Lender or an affiliate of Lender through another investor or lender (including, but not limited to, Fannie Mae, Freddie Mac, HUD or GinnieMae); (c) the Loan is repaid as a result of the sale of the Project to an unrelated third party; or (d) Borrower presents to Lender a bona fide term sheet delivered to the Borrower by a third party lender to refinance the Loan with a permanent loan and within fifteen (15) days thereafter Lender declines to offer a permanent loan containing substantially the same economic and other business terms as those offered by such third party lender in such term sheet. The Exit Fee shall be deemed to be earned upon the repayment of the Loan without the occurrence of the events set forth in subparts (a), (b), (c) and (d) of this Section 7.3. For the avoidance of doubt, no Exit Fee shall be deemed due and payable in connection with any foreclosure of the Loan or any deed in lieu of foreclosure.

7.4           Lender’s Attorneys’ Fees and Disbursements.

Borrower agrees to pay Lender’s actual and reasonable attorney fees and actual third party disbursements incurred in connection with this Loan, including: (a) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders; (b) the disbursement, syndication, amendment, and administration of the Loan; and (c) the enforcement of the terms of this Agreement and the other Loan Documents.

7.5           Time of Payment of Fees and Expenses.

Borrower shall pay all expenses and fees incurred as of the Loan Opening on the Loan Opening Date (unless sooner required herein). At the time of the Opening of the Loan, Lender may pay from the proceeds of the initial disbursement of the Loan (to the extent provided for in the Budget) all Loan expenses and all fees payable to Lender. Lender may require the payment of outstanding fees and expenses as a condition to any disbursement of the Loan. Upon the occurrence and during the continuance of an Event of Default, Lender is hereby authorized, without any specific request or direction by Borrower, to make disbursements from time to time in payment of or to reimburse Lender for all Loan expenses and fees (whether or not, at such time, there may be any undisbursed amounts of the Loan allocated in the Budget for the same).

7.6           Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article 7 from time to time, and any amounts expended by Lender pursuant to Section 20.1(a), shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents.

7.7           Right of Lender to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances which, in each case, would in Lender’s reasonable judgment impair the value of Lender’s security for the Loan), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing shall constitute additional indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents and shall bear interest at the Default Rate.

ARTICLE 8
NON-CONSTRUCTION REQUIREMENTS PRECEDENT
TO THE OPENING OF THE LOAN

8.1           Non-Construction Conditions Precedent.

Borrower agrees that Lender’s obligation to open the Loan and thereafter to make further disbursements of proceeds thereof is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its reasonable discretion:

(a)          Equity: Borrower shall have provided evidence reasonably satisfactory to Lender that Borrower’s cash equity invested in the Project is not less than the difference between the total Project cost as set forth in the Budget and the maximum Loan Amount; provided, however, in no event shall Borrower’s cash equity in the Project (including the prior acquisition of the Land) be less than twenty-five percent (25%) of the total cost of the Project as set out in the Budget approved by Lender hereunder. Borrower’s cash equity must be either (i) deposited with the Lender on or prior to the date of this Agreement and disbursed prior to the first disbursement of Loan proceeds; or (ii) used to pay direct Project costs (including the prior acquisition of the Land) approved by Lender with evidence of payment delivered to Lender prior to the first disbursement of Loan proceeds; provided, however, that the value of Land as reflected in the Closing Statement by which Borrower secured the Project, a copy of which has been delivered to Lender, shall be included and credited to Borrower in the determination of minimum equity hereunder.

(b)          Title and Other Documents: Borrower shall have furnished to Lender the Title Policy together with legible copies of all title exception documents cited in the Title Policy and all other legal documents affecting the Project or the use thereof;

(c)          Survey: Borrower shall have furnished to Lender an ALTA/ACSM “Class A” Land Title Survey of the Project. Said survey shall be dated no earlier than ninety (90) days prior to the Loan Opening, shall be made (and certified to have been made) as set forth in Exhibit D attached hereto and made a part hereof. Such survey shall be sufficient to permit issuance of the Title Policy in the form required by this Agreement. Such survey shall include the legal description of the Land;

(d)          Insurance Policies: Subject to Section 12.8, Borrower shall have furnished to Lender not less than ten (10) days prior to the date of this Agreement policies or binders evidencing that insurance coverages are in effect with respect to the Project and Borrower, in accordance with the Insurance Requirements attached hereto as Exhibit E, for which the premiums have been fully prepaid with endorsements satisfactory to Lender.

(e)          No Litigation: Borrower shall have furnished evidence reasonably satisfactory to Lender that no litigation or proceedings shall be pending or threatened (in writing) which could or might cause a Material Adverse Change with respect to Borrower, any Guarantor or the Project;

(f)           Utilities: Borrower shall have furnished to Lender (by way of utility letters or otherwise) evidence reasonably satisfactory to Lender establishing to the satisfaction of Lender that the Project when constructed will have adequate water supply, storm and sanitary sewerage facilities, telephone, gas, electricity, fire and police protection, means of ingress and egress to and from the Project and public highways and any other required public utilities and that the Project is benefited by insured easements as may be required for any of the foregoing;

(g)          Attorney Opinions: Borrower shall have furnished to Lender an opinion from counsel for Borrower and Guarantor covering due authorization, execution and delivery and enforceability of the Loan Documents and also containing such other legal opinions as Lender shall reasonably require;

(h)          Appraisal: Lender shall have obtained an Appraisal, satisfactory to Lender in all respects, indicating that the value of the Project (based upon the Project’s stabilized value upon completion of Construction) is such that the ratio (expressed as a percentage) of the maximum Loan amount to such value of the Project is not less than seventy-five percent (75%);

(i)           Searches: Borrower shall have furnished to Lender current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;

(j)           Financial Statements: Borrower shall have furnished to Lender current annual financial statements of Borrower, the Guarantors, the General Contractor and such other persons or entities connected with the Loan as Lender may reasonably request, each in form and substance and certified by such individual as acceptable to Lender. Borrower and the Guarantors shall provide such other additional financial information Lender reasonably requires;

(k)          Pro Forma Projection: Borrower shall have furnished to Lender a Pro Forma Projection covering the succeeding two year period;

(l)            Management Agreements: Borrower shall have delivered to Lender executed copies of any leasing, management and development agreements entered into by Borrower in connection with the Construction and/or the operation of the Project;

(m)          Flood Hazard: Lender has received evidence that the Project is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Lender in its sole discretion;

(n)          Zoning: If the Title Policy does not include a zoning endorsement, Borrower shall have furnished to Lender a legal opinion or zoning letter as to compliance of the Project with zoning and similar laws;

(o)          Organizational Documents: Borrower shall have furnished to Lender proof satisfactory to Lender of authority, formation, organization and good standing in the State of its incorporation or formation and, if applicable, qualification as a foreign entity in good standing in the State where the Project is located of all corporate, partnership, trust and limited liability company entities (including Borrower and each entity Guarantor (if any)) executing any Loan Documents, whether in their own name or on behalf of another entity. Borrower shall also provide certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents;

(p)          No Default: There shall be no uncured Default or Event of Default by Borrower hereunder;

(q)          Easements: Borrower shall have furnished Lender all easements reasonably required for the construction, maintenance or operation of the Project and such easements shall be insured by the Title Policy; and

(r)           Additional Documents: Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding the Project, Borrower and any Guarantor as Lender shall reasonably request.

ARTICLE 9
CONSTRUCTION REQUIREMENTS PRECEDENT
TO THE OPENING OF THE LOAN

9.1           Required Construction Documents.

Borrower shall cause to be furnished to Lender the following, in form and substance satisfactory to Lender and Lender’s Consultant in all respects, for Lender’s approval in its reasonable discretion prior to the Opening of the Loan:

(a)          Fully executed copies of the following, each satisfactory to Lender and Lender’s Consultant in all respects: (i) a fixed or guaranteed maximum price General Contract with the General Contractor; and (ii) all contracts with Architect and Engineer and any other architects and engineers;

(b)          A schedule of values, including a trade payment breakdown, setting forth a description of all contracts let by Borrower and/or the General Contractor for the design, engineering, construction and equipping of the Improvements;

(c)          An initial sworn statement of the General Contractor, reasonably approved by Borrower, Architect and Lender’s Consultant covering all work done and to be done, together with lien waivers covering all work and materials for which payments have been made by Borrower prior to the Loan Opening;

(d)          A Subordination Agreement with respect to the TIC Agreement and Trust Agreement executed by Borrower, Eldorado, LLC, Spyglass, LLC, BR/CDP UCFP Venture, LLC and Lender; in addition, Borrower shall deliver the Subordination Agreement in recordable form and executed by the foregoing parties not later than May 21, 2014;

(e)          Copies of each of the Required Permits, except for those Required Permits which cannot be issued until completion of Construction, in which event such Required Permits will be obtained by Borrower on a timely basis in accordance with all recorded maps and conditions, and applicable building, land use, zoning and environmental codes, statutes and regulations and will be delivered to Lender at the earliest possible date. Notwithstanding the foregoing, (i) building permits required for Construction will be obtained by Borrower and copies thereof delivered to Lender not later than July 15, 2014, and (ii) Lender shall have no obligation to fund Loan proceeds in excess of One Thousand and No/100 Dollars ($1,000.00) until such building permits are obtained and delivered, provided, however, that upon delivery to Lender of a letter from the applicable Governmental Authority or other form of written communication customarily provided by the applicable Governmental Authority that the Required Permits will be issued upon payment of a fee or fees, Lender will agree to fund from Loan proceeds an amount needed to obtain Required Permits, including without limitation impact fees or other fees due to Orange County otherwise required to obtain Required Permits.

(f)           Full and complete detailed Plans and Specifications for the Improvements in duplicate, prepared by the Architect;

(g)          The Construction Schedule;

(h)          The Soil Report;

(i)           The Environmental Report;

The Environmental Report shall, at a minimum, (i) demonstrate the absence of any existing or potential Hazardous Material contamination or violations of environmental Laws at the Project, except as acceptable to Lender in its sole and absolute discretion; (ii) include the results of all sampling or monitoring to confirm the extent of existing or potential Hazardous Material contamination at the Project, including the results of leak detection tests for each underground storage tank located at the Project, if any; (iii) describe response actions appropriate to remedy any existing or potential Hazardous Material contamination, and report the estimated cost of any such appropriate response; (iv) confirm that any prior removal of Hazardous Material or underground storage tanks from the Project was completed in accordance with applicable Laws; and (v) confirm whether or not the Land is located in a wetlands district;

(j)            A report from Lender’s Consultant which contains an analysis of the Plans and Specifications, the Budget, the Construction Schedule, the General Contract, all Subcontracts then existing and the Soil Report. Such report shall be solely for the benefit of Lender and contain (i) an analysis satisfactory to Lender demonstrating the adequacy of the Budget to complete the Project and (ii) a confirmation that the Construction Schedule is realistic. Lender’s Consultant shall monitor Construction of the Project and shall visit the Project at least one (1) time each month, and shall certify as to amounts of construction costs for all requested fundings;

(k)           The Architect’s Certificate;

(l)           Certification from an engineer or other professional reasonably acceptable to Lender in a form acceptable to Lender confirming that any wetlands located on the Land will not preclude the development of the Project;

(m)          A Notice of Commencement complying with applicable state or local law; and

(n)           Such other papers, materials and documents as Lender may reasonably require with respect to the Construction.

ARTICLE 10
BUDGET AND CONTINGENCY FUND

10.1         Budget.

Disbursement of the Loan shall be governed by the Budget for the Project, in form and substance acceptable to Lender in Lender’s reasonable discretion. The Budget shall specify the amount of cash equity invested in the Project, and all costs and expenses of every kind and nature whatever to be incurred by Borrower in connection with the Project. The Budget shall include, in addition to the Budget Line Items described in Section 10.2 below, the Contingency Fund described in Section 10.3 below, and amounts satisfactory to Lender for soft costs and other reserves acceptable to Lender. The initial Budget (which is deemed approved by Lender) is attached hereto as Exhibit G and made a part hereof. Once the Budget is approved by Lender all changes to the Budget shall in all respects be subject to the prior written approval of Lender, not to be unreasonably withheld, conditioned or delayed.

10.2         Budget Line Items.

The Budget shall include as line items (“Budget Line Items”), to the extent determined to be applicable by Lender in its reasonable discretion, the cost of all labor, materials, equipment, fixtures and furnishings needed for the completion of the Construction, and all other costs, fees and expenses relating in any way whatsoever to the Construction of the Improvements, operating deficits, real estate taxes, and all other sums due in connection with the Construction and operation of the Project, the Loan, and this Agreement. Borrower agrees that all Loan proceeds disbursed by Lender shall be used only for the Budget Line Items for which such proceeds were disbursed. With the prior approval of Lender (which shall not be unreasonably withheld, conditioned or delayed), any cost savings, actual or estimated, affecting any Budget Line Items, other than the Interest Reserve, may be reallocated by Borrower to any other line item within the Budget.

Lender shall not be obligated to disburse any amount for any category of costs set forth as a Budget Line Item which is greater than the amount set forth for such category in the applicable Budget Line Item. Borrower shall pay as they become due all amounts set forth in the Budget with respect to costs to be paid for by Borrower.

10.3         Contingency Fund.

The Budget shall contain a Budget Line Item designated for the Contingency Fund. Borrower may from time to time request that the Contingency Fund be reallocated to pay needed costs of the Project (but in no event shall the Contingency Fund be reallocated to the Development Fee). Such requests shall be subject to Lender’s written approval in its reasonable discretion. Notwithstanding the foregoing, Borrower shall be entitled without Lender’s written approval (i) to reallocate to other Budget Line Items (excluding the Development Fee) the soft cost portion of the Contingency Fund; and (ii) with respect to the hard cost portion of the Contingency Fund, to reallocate to other Budget Line Items (excluding the Development Fee) a portion of the hard cost portion of the Contingency Fund equal to the percentage of completion of the Improvements up to an aggregate amount of One Hundred Thousand and No/100th Dollars ($100,000.00); provided, however, that for the avoidance of doubt, any reallocation of the hard cost portion of the Contingency Fund in excess of One Hundred Thousand and No/100th Dollars ($100,000.00) must be approved in writing by Lender, such approval not to be unreasonably withheld. For example, if the Improvements are twenty-five percent (25%) complete, then Borrower’s right to reallocate the hard cost portion of the Contingency Fund (not exceeding One Hundred Thousand and No/100th Dollars [$100,000.00]) without Lender’s written approval shall apply to twenty-five percent (25%) of the Contingency Fund (not exceeding One Hundred Thousand and No/100th Dollars [$100,000.00]).

Borrower agrees that the decision with respect to utilizing portions of the Contingency Fund in order to keep the Loan In Balance shall be made by Lender in its reasonable discretion, and that Lender may require Borrower to make a Deficiency Deposit even if funds remain in the Contingency Fund. Once the Project begins to generate Net Operating Income, Borrower may only borrow from the Loan interest in excess of the Net Operating Income so generated.

10.4         Optional Method for Payment of Interest.

For Borrower’s benefit, the Budget includes a Budget Line Item for interest payments on the Loan and, with Lender’s approval, amounts due from Borrower under any Interest Rate Agreement with respect to the Loan. Borrower hereby authorizes Lender from time to time, for the mutual convenience of Lender and Borrower, to disburse Loan proceeds to pay all the then accrued interest on the Note and to pay amounts due from Borrower under any Interest Rate Agreement with respect to the Loan, regardless of whether Borrower shall have specifically requested a disbursement of such amount. Any such disbursement, if made, shall be added to the outstanding principal balance of the Note and shall, when disbursed, bear interest at the Applicable Rate. The authorization hereby granted, however, shall not obligate Lender to make disbursements of the Loan for interest payments or any amount due under any Interest Rate Agreement (except upon Borrower’s qualifying for and requesting disbursement of that portion of the proceeds of the Loan allocated for such purposes in the Budget) nor prevent Borrower from paying accrued interest or amounts due under any Interest Rate Agreement from its own funds. Provided no Event of Default or material Default has occurred and is continuing, Lender agrees to make such disbursements for interest payments prior to the date on which such interest payments are due hereunder.

ARTICLE 11
SUFFICIENCY OF LOAN

11.1         Loan In Balance.

Anything contained in this Agreement to the contrary notwithstanding, it is expressly understood and agreed that the Loan shall at all times be “In Balance”, on a Budget Line Item and an aggregate basis. A Budget Line Item shall be deemed to be “In Balance” only if Lender in its reasonable discretion determines that the amount of such Budget Line Item, after taking into account any portion of the Contingency Fund which Borrower is permitted to reallocate without Lender's consent pursuant to Section 10.3 of this Agreement and reallocated cost savings approved by Lender in accordance with Section 10.2 of this Agreement and change orders expressly permitted under Section 15.1(c) or otherwise approved in writing by Lender, is sufficient for its intended purpose. The Loan shall be deemed to be “In Balance” in the aggregate only when the total of the undisbursed portion of the Loan, less any portion of the Contingency Fund which Borrower is not entitled to re-allocate without Lender's prior reasonable approval pursuant to Section 10.3 above, and after taking into account reallocated cost savings approved by Lender in accordance with Section 10.2 of this Agreement and change orders expressly permitted under Section 15.1(c) or otherwise approved in writing by Lender, equals or exceeds the aggregate of (a) the costs required to complete the construction of the Project in accordance with the Plans and Specifications and the Budget; (b) the amounts to be paid as retainages to persons who have supplied labor or materials to the Project; (c) the amount in excess of the projected (i.e. projected pursuant to the pro forma delivered per Section 8.1(k)) Net Operating Income required to pay interest on the Loan through the Maturity Date; and (d) all other hard and soft costs not yet paid for in connection with the Project, as such costs and amounts described in clauses (a), (b), (c) and (d) may be estimated and/or approved in writing by Lender from time to time. Borrower agrees that if for any reason, in Lender’s reasonable discretion and upon receipt of certification from Lender’s construction consultants confirming the same, the amount of such undistributed Loan proceeds shall at any time be or become insufficient for such purpose regardless of how such condition may be caused, Borrower will, within ten (10) days after written request by Lender, deposit the deficiency with Lender (“Deficiency Deposit”). The Deficiency Deposit shall first be exhausted before any further disbursement of Loan proceeds shall be made. Lender shall not be obligated to make any Loan disbursements if and for as long as the Loan is not In Balance.

ARTICLE 12
CONSTRUCTION PAYOUT REQUIREMENTS

12.1          Applicability of Sections.

The provisions contained in this Article 12 shall apply to the Opening of the Loan and to all disbursements of proceeds during Construction.

12.2         Monthly Payouts.

After the Opening of the Loan, further disbursements shall be made during Construction from time to time as the Construction progresses, but Lender shall have no obligation to make disbursements (excluding disbursements for debt service) more frequently than once in each calendar month; provided, however, that Lender will consider other occasional disbursements of Loan proceeds for one item per month (but Lender shall have no obligation to make such occasional disbursements and in no event shall Lender be obligated to consider more than one full draw request per calendar month). At Lender’s option, disbursements may be made by Lender into an escrow and subsequently disbursed to Borrower by the Title Insurer. If such option is exercised, those Loan proceeds shall be deemed to be disbursed to Borrower from the date of deposit into that escrow and interest shall accrue on those proceeds from that date, regardless of the date such proceeds are released by the Title Insurer.

12.3         Documents to be Furnished for Each Disbursement.

As a condition precedent to each disbursement of the Loan proceeds (including the initial disbursement at the Opening of the Loan), Borrower shall furnish or cause to be furnished to Lender the following documents covering each disbursement, in form and substance reasonably satisfactory to Lender:

(a)          A completed Borrower’s Certificate in the form of Exhibit H attached hereto and made a part hereof and a completed Soft and Hard Cost Requisition Form in the form of Exhibit I attached hereto and made a part hereof, each executed by the Authorized Representative of Borrower;

(b)          A completed standard AIA Form G702 and Form G703 signed by the General Contractor, together with General Contractor’s sworn statements and unconditional waivers of lien, and all subcontractors’, material suppliers’ and laborers’ conditional waivers of lien, covering all work, paid with the proceeds of the prior draw requests, together with such invoices, contracts or other supporting data as Lender may require to evidence that all costs for which disbursement is sought have been incurred;

(c)          Paid invoices or other evidence reasonably satisfactory to Lender that fixtures and equipment, if any, have been paid for and are free of any lien or security interest therein;

(d)          A “Construction Loan Update” endorsement to the Title Policy issued to Lender in the form of Exhibit L attached hereto and made a part hereof as covering the date of disbursement and showing the Mortgage as a first, prior and paramount lien on the Project subject only to the Permitted Exceptions and real estate taxes that have accrued but are not yet due and payable and particularly that nothing has intervened to affect the validity or priority of the Mortgage;

(e)          Copies of any proposed or executed Change Orders on standard AIA G701 form which have not been previously furnished to Lender and which require and are not valid without the signatures of the General Contractor, Borrower and Architect;

(f)           Copies of all construction contracts (including Subcontracts) which have been executed since the last disbursement; and an updated list of subcontractors (including contact information therefor);

(g)          All Required Permits and all other Governmental Approvals then needed in connection with the Project; and

(h)          Such other instruments, documents and information as Lender or the Title Insurer may reasonably request.

Disbursements shall be made approximately ten (10) days after receipt of all information required by Lender to approve the requested disbursements. To the extent that any submittal by Borrower contains insufficient information, Lender agrees to provide notice of the same within ten (10) days of submittal.

12.4         Retainages.

At the time of each disbursement of Loan proceeds, the Applicable Retention Amount of the total amount then due the General Contractor and the various contractors, subcontractors and material suppliers for costs of the Construction shall be withheld from the amount disbursed. The retained Loan amounts for the Construction costs will be disbursed only at the time of the final disbursement of Loan proceeds under Article 13 below; provided, however, upon the satisfactory completion of one hundred percent (100%) of the work with respect to any trade (including any trade performed by the General Contractor) or the delivery of all materials pursuant to a purchase order in accordance with the Plans and Specifications as certified by the Architect and the Lender’s Consultant, Lender may decide on a case by case basis (but shall not be obligated) to permit retainages with respect to such trade or order, as the case may be, to be disbursed to Borrower upon the Lender’s Consultant’s reasonable approval of all work and materials and Lender’s receipt of a final waiver of lien with respect to such completed work or delivered materials.

12.5         Disbursements for Materials Stored On-Site.

Any requests for disbursements which in whole or in part relate to materials, equipment or furnishings which Borrower owns and which are not incorporated into the Improvements as of the date of the request for disbursement, but are to be temporarily stored at the Project, shall be made in an aggregate amount not to exceed One Million and No/100th Dollars ($1,000,000.00). Any such request must be accompanied by evidence satisfactory to Lender that (a) such stored materials are included within the coverages of insurance policies carried by Borrower, (b) the ownership of such materials is vested in Borrower free of any liens and claims of third parties, (c)  such materials are properly insured and protected against theft or damage, (d) the Lender’s Consultant has viewed and inspected the stored materials, and (e) in the reasonable opinion of the Lender’s Consultant the stored materials are physically secured and can be incorporated into the Project within ninety (90) days. Lender may require separate Uniform Commercial Code financing statements to cover any such stored materials.

12.6         Disbursements for Offsite Materials.

Lender may in its sole discretion, but shall not be obligated to, approve disbursements for materials stored off-site, provided, however, that Lender shall not unreasonably withhold such approval if (a) all of the requirements of Section 12.5(a) – (e) shall have been satisfied with respect to such disbursement; (b) the materials to be stored off-site and to be used in the Construction are not commodity items but are uniquely fabricated for the Construction; (c) any off-site materials are stored at a third party owned and operated site that Lender reasonably approves, including storage in a bonded warehouse in the County in which the Project is located; and (d) the cost of materials stored off-site shall not at any one time exceed One Hundred Thousand and No/100th Dollars ($100,000.00).

12.7         Disbursements for Cost Savings.

Upon satisfaction of all of the following conditions, and with Lender’s approval, not to be unreasonably withheld, Borrower may receive a disbursement in the sum of all actual cost savings affecting any Budget Line Items other than the Interest Reserve (such cost savings to be reasonably approved by Lender) (the “Cost Savings Disbursement”):

(a)          All of the conditions set forth in Section 13.1 for the final disbursement shall have been complied with and all other conditions in this Agreement for disbursements shall have been complied with; and

(b)          Lender shall have reasonably determined based on evidence submitted by Borrower and reasonably satisfactory to Lender, that (i) the Project is performing generally consistent with the proforma underwriting performed by Lender in connection with the closing of the Loan, including without limitation satisfactory rental rates for the Project (which rental rates shall not be less than 96% of the proforma rental rates) and satisfactory absorption rates (which shall not be less than 18 units per month) and (ii) the Project has maintained a Debt Service Coverage Ratio greater than or equal to 1.00 to 1.00 for the ninety (90) day period leading up to the date on which such disbursement would be made by Lender.

12.8         Special Conditions for Vertical Construction.

Not later than the commencement of vertical construction, Borrower shall have provided Lender with sufficient evidence that Borrower has obtained builder's risk insurance in accordance with Exhibit E attached hereto.

ARTICLE 13
FINAL DISBURSEMENT FOR CONSTRUCTION

13.1         Final Disbursement for Construction.

Lender will advance to Borrower the final disbursement for the cost of the Construction (including retainages) when the following conditions have been complied with, provided that all other conditions in this Agreement for disbursements have been complied with:

(a)          The Improvements have been fully completed and equipped substantially in accordance with the Plans and Specifications free and clear of mechanics’ liens and security interests and are ready for occupancy;

(b)          Borrower shall have furnished to Lender “all risks” casualty insurance in form and amount and with companies reasonably satisfactory to Lender in accordance with the requirements contained herein, including without limitation the provision not later than the date on which the Project’s first residential unit is ready for occupancy of “all risk” or “special form” Property insurance, documented with form, terms, and conditions reasonably acceptable to Lender.

(c)          Borrower shall have furnished to Lender copies of all licenses and permits required by any Governmental Authority having jurisdiction for the occupancy of the Improvements and the operation thereof, including a certificate of occupancy from the municipality in which the Project is located, or a letter from the appropriate Governmental Authority that no such certificate is issued;

(d)          [Reserved];

(e)          Borrower shall have furnished (or shall furnish upon disbursement of the proceeds to the relevant vendors) an as-built survey covering the completed Improvements in compliance with Section 8.1(c);

(f)           All fixtures, furnishings, furniture, equipment and other property required for the operation of the Project shall have been installed free and clear of all liens and security interests, except in favor of Lender;

(g)          Borrower shall have furnished to Lender copies of all final waivers of lien and sworn statements from contractors, subcontractors and material suppliers and an affidavit from the General Contractor in accordance with the mechanic’s lien law of the State or as otherwise established by Lender; such final waivers shall indicate the amount remaining to be paid to such contractor, subcontractor or supplier and shall confirm that such waiver is final provided such amount is received;

(h)          Borrower shall have furnished to Lender a certificate from the Architect or other evidence satisfactory to Lender dated at or about the Completion Date (as the same may be extended in accordance with Section 15.1(b) for Unavoidable Delay) stating that (i) the Improvements have been completed in accordance with the Plans and Specifications, and (ii) the Improvements as so completed comply with all applicable Laws;

(i)           Lender shall have received a certificate from the Lender’s Consultant for the sole benefit of Lender that the Improvements have been satisfactorily completed in accordance with the Plans and Specifications; and

(j)          Borrower shall have entered into a property management agreement for the management, leasing and operation of the Project with a management company. Such agreement and management company shall be approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed. Borrower represents and warrants to Lender that as of the date of this Agreement it has not entered into any such agreement. Upon Lender’s request, Borrower shall execute a subordination agreement with respect to such management agreement and shall cause the management company to join in such subordination agreement. Any such subordination agreement entered into shall be deemed one of the “Loan Documents”.

If Borrower fails to comply with and satisfy any of the final disbursement conditions contained in this Section 13.1 within sixty (60) days after the Completion Date (as the same may be extended in accordance with Section 15.1(b) for Unavoidable Delay), such failure shall constitute an Event of Default hereunder.

ARTICLE 14
CERTAIN OTHER REQUIREMENTS

14.1         Deposit Accounts.

Borrower covenants and agrees that all operating and other deposit accounts of the Borrower shall be maintained with the Lender.

14.2         Limitation on Management Fee.

Borrower covenants and agrees that the management fees for the Project may not, in any 12-month period, exceed four percent (4%) of the Project’s Gross Revenues for such period, without the Lender’s written consent.

ARTICLE 15
OTHER COVENANTS

15.1         Borrower further covenants and agrees as follows:

(a)          Opening of Loan on or Prior to Loan Opening Date. All conditions precedent to the Opening of the Loan shall be complied with on or prior to May 14, 2014. If Borrower has not satisfied all conditions precedent to, and otherwise qualified for, the Opening of the Loan by such date, Lender may at its sole option terminate Lender’s obligation to fund the Loan by written notice to Borrower.

(b)          Construction of Improvements. The Improvements shall be constructed and fully equipped in a good and workmanlike manner with materials of high quality, strictly in accordance with the Plans and Specifications (or in accordance with any changes therein that may be approved in writing by Lender or as to which Lender’s approval is not required), and such construction and equipping will be commenced on or before the Construction Commencement Date and prosecuted with due diligence and continuity in accordance with the Construction Schedule and fully completed not later than the Completion Date. The Completion Date shall be extended in writing by Lender by the number of days resulting from any Unavoidable Delay in the Construction of the Project, (but under no circumstances shall Lender be obligated to extend the Completion Date beyond the Maturity Date), provided that Lender shall not be obligated to grant any such extension unless (i) Borrower gives notice of such delay to Lender promptly upon learning of the event resulting in such delay and (ii) after giving effect to the consequences of such delay, the Loan shall remain “In Balance”.

(c)          Changes in Plans and Specifications. No changes will be made in the Plans and Specifications without the prior written approval of Lender, such approval not to be unreasonably withheld or delayed; provided, however, that Borrower may make changes to the Plans and Specifications (and enter into corresponding change orders to the General Contract) without Lender’s prior written approval, if (i) Borrower notifies Lender in writing of such change within seven (7) days thereafter; (ii) Borrower obtains the approval of all parties whose approval is required, including sureties, and any Governmental Authority to the extent approval from such parties is required; (iii) the structural integrity of the Improvements is not impaired; (iv) no material change in architectural appearance is effected; (v) the performance of the mechanical, electrical, and life safety systems of the Improvements is not adversely affected; (vi) the cost of or reduction resulting from such change (x) does not exceed One Hundred Thousand and No/100th Dollars ($100,000.00) and (y) when added to all other changes which have not been approved in writing by Lender, the resulting aggregate cost or reduction does not exceed Two Hundred Fifty Thousand and No/100th Dollars ($250,000.00). Changes in the scope of construction work or to any construction related contract must be documented with a change order on the AIA Form G701 or equivalent form.

(d)          Inspection by Lender. Borrower will cooperate with Lender in arranging for inspections by representatives of Lender of the progress of the Construction from time to time including an examination of: (i) the Improvements; (ii) all materials to be used in the Construction; (iii) all plans and shop drawings which are or may be kept at the construction site; (iv) any contracts, bills of sale, statements, receipts or vouchers in connection with the Improvements; (v) all work done, labor performed, materials furnished in and about the Improvements; (vi) all books, contracts and records with respect to the Improvements; and (vii) any other documents relating to the Improvements or the Construction. Borrower shall reasonably cooperate with Lender’s Consultant to enable him to perform his functions hereunder. Borrower shall, upon Lender’s or Lender’s Consultant’s reasonable request, correct any defect in the Construction or any failure of the Construction to comply with the Plans and Specifications.

(e)          Mechanics’ Liens and Contest Thereof. Borrower will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Project or any funds due to the General Contractor, and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim provided that Borrower posts a statutory lien bond which removes such lien from title to the Project within thirty (30) days of written notice by Lender to Borrower of the existence of the lien. Lender will not be required to make any further disbursements of the proceeds of the Loan until any mechanics’ lien claims have been removed and Lender may, at its option, restrict disbursements to reserve sufficient sums to pay one hundred fifty percent (150%) of the lien.

(f)           Settlement of Mechanics’ Lien Claims. If Borrower shall fail promptly and in all instances no earlier than the thirty (30) day period referred to in Section 15.1(e) above, either (i) to discharge any such lien; or (ii) post a statutory lien bond in the manner provided in Section 15.1(e)  Lender may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, may in its sole discretion effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Insurer, and any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder. In settling, compromising or discharging any claims for lien, Lender shall not be required to inquire into the validity or amount of any such claim.

(g)          Renewal of Insurance. Borrower shall cause insurance policies to be maintained in compliance with Exhibit E at all times, including without limitation the provision not later than the date on which the Project’s first residential unit is ready for occupancy of “all risk” or “special form” Property insurance, documented with form, terms, and conditions acceptable to Lender. Borrower shall timely pay all premiums on all insurance policies required hereunder, and as and when additional insurance is required, from time to time, during the progress of Construction, and as and when any policies of insurance may expire, furnish to Lender, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts satisfactory to Lender in accordance with Section 8.1(d).

(h)          Payment of Taxes. Borrower shall pay all real estate taxes and assessments and charges of every kind upon the Project before the same become delinquent, provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if: (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Project or any part thereof or any interest therein; (ii) Borrower has notified Lender of Borrower’s intent to contest such taxes; and (iii) Borrower has deposited security in form and amount reasonably satisfactory to Lender, and has increased the amount of such security so deposited promptly after Lender’s reasonable request therefor. If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note). Borrower shall furnish to Lender evidence that taxes are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest.

(i)           Tax and Insurance Escrow Accounts. Borrower shall, following the written request of Lender or upon the occurrence of any Event of Default, make insurance and tax escrow deposits, in amounts reasonably determined by Lender from time to time as being needed to pay taxes and insurance premiums when due, in an interest bearing escrow account held by Lender in Lender’s name and under its sole dominion and control. All payments deposited in the escrow account, and all interest accruing thereon, are pledged as additional collateral for the Loan. Notwithstanding Lender’s holding of the escrow account, nothing herein shall obligate Lender to pay any insurance premiums or real property taxes with respect to any portion of the Project unless the Event of Default has been cured to the satisfaction of Lender. If the Event of Default has been satisfactorily cured, Lender shall make available to Borrower such funds as may be deposited in the escrow account from time to time for Borrower’s payment of insurance premiums or real property taxes due with respect to the Project.

(j)           Personal Property. All of Borrower’s personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the Construction or the operation of the Project shall always be located at the Project and shall be kept free and clear of all liens, encumbrances and security interests other than the liens established under the Loan Documents.

(k)          Leasing Restrictions. Borrower will not enter into any Leases for a term of more than fifteen (15) months and all such Leases shall be on substantially the form approved by Lender without material modification. Borrower shall provide Lender with a copy of the fully executed original of all Leases promptly following request by Lender. Without the prior written consent of Lender, which shall not be unreasonably withheld, Borrower and Borrower’s agents shall not accept any rental payment more than sixty (60) days in advance of its due date. Lender reserves the right to subordinate the Mortgage to any Lease.

(l)           Defaults Under Leases. Borrower will not suffer or permit any breach or default to occur in any of Borrower’s obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement of any Lease including those with respect to any time limitation within which any of Borrower’s work is to be done or the space is to be available for occupancy by the lessee.

(m)          Lender’s Attorneys’ Fees for Enforcement of Agreement. In case of any default or Event of Default hereunder, Borrower (in addition to Lender’s attorneys’ fees, if any, to be paid pursuant to Section 7.4) will pay Lender’s reasonable and actual attorney’s fees at standard hourly rates without regard to any presumptive statutory attorney’s fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to the Project, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Project, or to attempt to enforce any security interest or lien in any portion of the Project, or to enforce any rights of Lender or Borrower’s obligations hereunder, then in any of such events all of the reasonable and actual attorney’s fees at standard hourly rates without regard to any presumptive statutory attorney’s fees arising from such services, and any expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Lender, payable on demand.

(n)          Appraisals. Lender shall have the right to obtain a new or updated Appraisal of the Project from time to time. Borrower shall cooperate with Lender in this regard. If the Appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Lender’s request.

(o)          Furnishing Information. Borrower shall deliver or cause to be delivered to Lender quarterly financial statements for Borrower within forty-five (45) days after the end of each calendar quarter. Borrower shall deliver or cause to be delivered to Lender annual financial statements for Borrower and Guarantors within ninety (90) days after the end of each calendar year, together with a duly executed Certificate of Compliance in the form of Exhibit J attached hereto. All such financial statements shall be in a format approved in writing by Lender in Lender’s reasonable sole discretion, internally prepared in accordance with sound accounting principles consistently applied and presented in format consistent with the financial statements provided to Lender in connection with the closing of the Loan and otherwise acceptable to Lender. Each financial statement shall be certified as true, complete and correct in all material respects Borrower or, in the case of each of the Guarantors’ financial statements, by the Guarantor to whom it relates. Upon request, Borrower shall deliver to Lender with respect to Borrower and Guarantor annual Federal Income Tax Returns within ten (10) days after timely filing (for avoidance of doubt, any party may file extensions for filing returns and shall still be considered a timely filing when thereafter filed in accordance with the extension). In addition, prior to the Loan Opening and then not later than sixty (60) days before the end of each fiscal year of Borrower, Borrower shall deliver to Lender the Project’s updated annual operating Budget for the following fiscal year. Following completion of Construction, within fifteen (15) days following the end of each month, Borrower shall deliver to Lender: (i) monthly unaudited operating cash flow statements for the Project, certified as true, complete and correct in all material respects by Borrower showing actual sources and uses of cash during the preceding month; and (ii) a current rent roll and a summary of all leasing activity then taking place with respect to the Project, particularly describing the status of all pending non-residential lease negotiations, if any. Borrower and the Guarantor shall provide such additional unaudited financial information as Lender reasonably requires. Borrower shall during regular business hours permit Lender or any of its agents or representatives to have access to and examine all of its books and records regarding the development and operation of the Project.

(p)          Sign and Publicity. Upon Lender’s request, at Lender’s sole cost, Borrower shall promptly erect a sign approved in advance by Lender in a conspicuous location on the Project during the Construction indicating that the financing for the Project is provided by Lender. Lender reserves the right to publicize the making of the Loan.

(q)          Lost Note. Upon Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note, properly notated to reflect the lost, destroyed, mutilated or stolen original note.

(r)           Indemnification. Borrower shall indemnify Lender, including each party owning an interest in the Loan and their respective officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including reasonable and actual attorney’s fees at standard hourly rates without regard to any presumptive statutory attorney’s fees, costs and expenses) of any and every kind to any persons or property by reason of (i) the Construction; (ii) the operation or maintenance of the Project; (iii) any breach of representation or warranty, default or Event of Default under this Agreement or any other Loan Document or Related Document; or (iv) any other matter arising in connection with the Loan, Borrower, Guarantor, any Tenant or the Project. No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct. The foregoing indemnification shall survive repayment of the Loan and shall continue to benefit Lender following any assignment of the Loan with respect to matters arising or accruing prior to such assignment.

(s)          No Additional Debt. Except for the Loan, Borrower shall neither incur nor guarantee any indebtedness (whether personal or nonrecourse, secured or unsecured) other than customary trade payables paid within sixty (60) days after they are incurred.

(t)           Compliance With Laws. Borrower shall comply with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrower or the Project.

(u)          Organizational Documents; Single Purpose. Borrower shall not, without the reasonable prior written consent of Lender, permit or suffer (i) a material amendment or modification of its organizational documents, (ii) the admission of any new member, partner or shareholder, or (iii) any dissolution or termination of its existence. Borrower shall not, without the prior written consent of Lender, engage in any business other than the ownership, development, leasing and operation of the Project.

(v)         Furnishing Reports. Upon Lender’s reasonable request, Borrower shall provide Lender with copies of all inspections, reports, test results and other information received by any Borrower, which in any way relate to the Project or any part thereof.

(w)          Management Contracts. Borrower shall not enter into, modify, amend, terminate or cancel any management contracts for the Project or agreements with agents or brokers, without the prior reasonable written approval of Lender, such approval not to be unreasonably withheld or delayed.

(x)          Furnishing Notices. Borrower shall provide Lender with copies of all material notices pertaining to the Project received by Borrower from any Tenant, Governmental Authority or insurance company within ten (10) days after such notice is received by Borrower.

(y)          Construction Contracts. Borrower shall not enter into, modify, amend, terminate or cancel any contracts for the Construction to which Borrower is a party, without the prior written approval of Lender, which approval shall not be unreasonably withheld or delayed. Borrower will furnish Lender promptly after execution thereof executed copies of all contracts between Borrower, architects, engineers and contractors and all Subcontracts between the General Contractor or contractors and all of their subcontractors and suppliers, which contracts and subcontracts may not have been furnished pursuant to Section 9.1(a) at the time of the Opening of the Loan.

(z)          Correction of Defects. Within five (5) days after Borrower acquires actual knowledge of or receives notice of a defect in the Improvements or any departure in any material respects from the Plans and Specifications, or any other requirement of this Agreement, Borrower will proceed with diligence to correct all such defects and departures.

(aa)         Hold Disbursements in Trust. Borrower shall receive and hold in trust for the sole benefit of Lender (and not for the benefit of any other person, including, but not limited to, contractors or any subcontractors) all advances made hereunder directly to Borrower, for the purpose of paying costs of the Construction in accordance with the Budget. Borrower shall use the proceeds of the Loan solely for the payment of costs as specified in the Budget. Borrower will pay all other costs, expenses and fees relating to the acquisition, equipping, use and operation of the Project.

(bb)         Foundation Survey. Not later than thirty (30) days after completion of all foundations with respect to the Improvements, Borrower shall furnish to Lender a survey of the Land with such foundations of the Improvements located thereon, and also satisfying the requirements set forth in Section 8.1(f).

(cc)         Alterations. Subject to the terms of Section 15.1(c), without the prior written consent of Lender, Borrower shall not make any material alterations to the Project (other than completion of the Construction in accordance with the Plans and Specifications as may be modified from time to time in accordance with this Agreement).

(dd)         Cash Distributions. Borrower shall not make any distributions to partners, members or shareholders, provided that after completion of Construction and achievement of breakeven operations Borrower may so distribute Monthly Excess Cash Flow not needed to pay Operating Expenses or amounts payable under the Loan Documents. For the avoidance of doubt, the payment of the Development Fee in accordance with Section 15.1(ee) and the disbursement of the Cost Savings Disbursement in accordance with Section 12.7 shall not be a violation of this Section 15.1(dd).

(ee)         Payment of Development Fee. Development Manager at all times shall be the developer of the Improvements and except for the Development Agreement, Borrower shall not enter into any agreement by which Borrower engages another party to oversee the development of the Improvements. Notwithstanding anything to the contrary contained in the Development Agreement, this Agreement, the other Loan Documents, Borrower’s organizational documents or any other agreement, Borrower will not pay any developer fee, developer overhead, developer profit or similar amount (collectively, “Development Fee”) except for a Development Fee not exceeding One Million Fifty-Seven Thousand Eight Hundred Seven and No/100th Dollars ($1,057,807.00) may be paid to Development Manager. The Development Fee shall be paid strictly in accordance with the amounts and upon the satisfaction of the conditions and provisions of Section 11.1 of the Development Agreement. Borrower covenants and agrees that without the prior written consent of Lender, which consent will not be unreasonably withheld, conditioned or delayed, (i) it will not modify, amend or supplement the Development Agreement and (ii) the day-to-day administration and management of the development and construction of the Project shall not cease to be performed by Development Manager pursuant to the Development Agreement.

(ff)         Partition and Trust Agreement Distributions. Borrower shall not partition or permit the partitioning of the Project and Borrower does hereby fully and irrevocably waive its right to partition the Project. Borrower shall not make any distributions to any of the beneficiaries under the Trust Agreement, provided that after completion of Construction and achievement of breakeven operations Borrower may so distribute Monthly Excess Cash Flow not needed to pay Operating Expenses or amounts payable under the Loan Documents. For the avoidance of doubt, the payment of the Development Fee in accordance with Section 15.1(ee) and the disbursement of the Cost Savings Disbursement in accordance with Section 12.7 shall not be a violation of this Section 15.1(ff).

15.2       Authorized Representative.

Borrower hereby appoints Rob Meyer and Mark Mechlowitz as its authorized representatives (together with any substitute authorized representative, the “Authorized Representative”) for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower. All actions by the Authorized Representative shall be final and binding on Borrower. Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative. No more than one person shall serve as Authorized Representative at any given time.

ARTICLE 16

CASUALTIES AND CONDEMNATION

16.1       Lender’s Election to Apply Proceeds on Indebtedness.

(a)          Subject to the provisions of Section 16.1(b) below, Lender may elect to collect, retain and apply upon the indebtedness of Borrower under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) in excess of One Hundred Twenty-Five Thousand and No/100th Dollars ($125,000.00), after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges (the “Threshold Amount”). Any proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Lender to Borrower. If the Proceeds are not in excess of the Threshold Amount, then provided no Event of Default has occurred and is continuing hereunder Lender shall make such Proceeds available to Borrower to be used solely towards reconstruction of the Project (or if in connection with a condemnation no restoration is required, Borrower may use such Proceeds to pay Operating Expenses and debt service on the Loan).

(b)          Notwithstanding anything in Section 16.1(a) to the contrary, in the event of any casualty to the Improvements or any condemnation of part of the Project, Lender agrees to make available the Proceeds to restoration of the Improvements if (i) no Event of Default exists, (ii) all Proceeds are deposited with Lender, (iii) in Lender’s reasonable judgment, the amount of Proceeds available for restoration of the Improvements (together with undisbursed proceeds of the Loan, if any, allocated for the cost of the Construction and any sums or other security acceptable to Lender deposited with Lender by Borrower for such purpose) is sufficient to pay the full and complete costs of such restoration, (iv)  if the cost of restoration exceeds ten percent (10%) of the Loan Amount, in Lender’s reasonable determination after completion of restoration the Loan Amount will not exceed 75% of the fair market value of the Project, (v) in Lender’s reasonable determination, the Project can be restored to an architecturally and economically viable project in compliance with applicable Laws, (vi) each Guarantor reaffirms its Completion Guaranty in writing, and (vii) in Lender’s reasonable determination, such restoration is likely to be completed not later than three months prior to the Maturity Date.

16.2       Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.

In case Lender does not elect to apply or does not have the right to apply the Proceeds to the indebtedness, as provided in Section 16.1 above, Borrower shall:

(a)          Proceed with diligence to make settlement with insurers or the appropriate Governmental Authorities and cause the Proceeds to be deposited with Lender;

(b)          In the event of any material delay in making settlement with insurers or the appropriate Governmental Authorities or effecting collection of the Proceeds, deposit with Lender the full amount required to complete construction as aforesaid;

(c)          In the event the Proceeds and the available proceeds of the Loan are insufficient to assure the Lender that the Loan will be In Balance, promptly deposit with Lender any amount necessary to place the Loan In Balance (following which Lender will make disbursements of available proceeds of the Loan to Borrower for restoration provided that Borrower has satisfied and complies with all conditions precedent under this Agreement for an advance of the Loan); and

(d)          Promptly proceed with the assumption of Construction of the Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

Any request by Borrower for a disbursement by Lender of Proceeds and funds deposited by Borrower shall be treated by Lender as if such request were for an advance of the Loan hereunder, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for an advance of the Loan. For avoidance of doubt, disbursements made from such funds shall not be deemed an advancement of principal under the Loan.

ARTICLE 17
ASSIGNMENTS BY LENDER AND BORROWER

17.1       Assignments and Participations.

Lender may from time to time sell the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan; provided, however, that prior to completion of Construction Lender will continue to service the Loan and Borrower shall not be required to make payments due under the Loan to more than one party at a time. Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrower’s rights under the Loan Documents.

17.2       Prohibition of Assignments and Transfers by Borrower.

Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void. Without the prior written consent of Lender, in Lender’s sole discretion, Borrower shall not suffer or permit (a) any change in the management (whether direct or indirect) of the Project or of Borrower, or (b) any Transfer.

Notwithstanding the foregoing to the contrary, provided the OFAC Compliance Condition and Control Condition (and any other conditions set forth in (a) through (g) below) are satisfied and complied with, the following Transfers shall be permitted without Lender’s prior written consent:

(a)          a Transfer by devise or descent or by operation of law upon the death of an individual member, partner or shareholder of any Person that is a direct or indirect legal or beneficial owner of Borrower where such Transfer does not result in an Event of Default;

(b)          the Transfer of up to forty-nine and nine-tenths percent (49.9%) in the aggregate of the membership percentage interests in BR/CDP UCFP Venture, LLC (“BR/CDP Venture”);

(c)          a Transfer of interests by and among the existing members of CDP UCFP Developer, LLC (“Catalyst Member”) or Catalyst Development Partners II, LLC;

(d)          a Transfer of the membership interests in BR/CDP Venture by BR Member to Catalyst Member;

(e)          a Transfer of interests in BR Member by the existing members of BR Orlando UCFP, LLC (the “BR Member”) to Affiliates of BR Member, and further provided after such Transfer (i) Bluerock Special Opportunity + Income Fund, LLC (“BR SOIF”) (or following the Transfer described in subsection (f) below, BR REIT, BR Operating Partnership or one of their Affiliates) shall continue to own a majority common membership interest in, and to Control, BR Member; and (ii) BR Member continues to be a member of BR/CDP Venture;

(f)          a Transfer of interests in BR Member by (1) the admission of Bluerock Residential Growth REIT, Inc (“BR REIT”), Bluerock Residential Holdings, LP (“Bluerock Operating Partnership”) (or an Affiliate directly or indirectly owned and controlled by BR REIT or BR Operating Partnership) as a preferred equity member of BR Member holding typical preferred equity rights in BR Member as the owners of BR Member approve, including but not limited to, the right to a preferred return with respect to the other members of BR Member, consent rights over certain major decisions of BR Member, additional management control over BR Member in the event of a default under the preferred equity terms, and the right to dilute the ownership and other rights of the other members of BR Member in connection with any failure to comply with the preferred equity terms (and the associated modification of the limited liability company agreement of BR Member in order to reflect such terms) and (2) the conversion of such preferred equity membership interest, anticipated to occur on or before the stabilization of the Project, into a majority common membership interest in, and management control over, BR Member by the preferred equity party (and the associated modification of the limited liability company agreement of BR Member to reflect such terms), provided after such Transfer (i) Lender receives written notice of, and an organizational chart reflecting, the new structure; (ii) BR Member continues to be a member of BR/CDP Venture; and (iii) the parties exercising Control of BR/CDP Venture and of the Borrower, including without limitation Guarantor Principals, continue to Control, directly or indirectly, BR/CDP Venture and the Borrower in the manner in which they did on the date of the Loan Opening; and

(g)          a Transfer of non-controlling membership interests or partnership interests in any direct or indirect owner of the BR Member, including BR SOIF and, following a Transfer pursuant to subsection (f) above, BR REIT and/or BR Operating Partnership (or an Affiliate directly or indirectly owned or controlled by BR REIT or BR Operating Partnership (the “Affected Entity”), provided after such Transfer (i) the Affected Entity continues to be Controlled by the same Person or Persons that Controlled the Affected Entity prior to such Transfers; (ii) BR Member continues to be a member of BR/CDP Venture; and (iii) the parties exercising Control of BR/CDP Venture and of the Borrower, including without limitation Guarantor Principals, continue to Control, directly or indirectly, BR/CDP Venture and the Borrower in the manner in which they did on the date of the Loan Opening.

Notwithstanding the foregoing to the contrary, Lender shall permit a Transfer of membership interests in BR/CDP Venture by Catalyst Member to BR Member pursuant to the buy/sell provisions in the Venture Agreement (including, without limitation, any right to acquire the interests of El Dorado, LLC or Spyglass Hill, LLC, as Co-Tenants, as part of a so-called “drag along,” pursuant to the TIC Agreement) (a “Venture Control Transfer”) that results in Catalyst Member no longer being the Manager of the Venture and the Guarantor Principals no longer being in Control, directly or indirectly, of BR/CDP Venture and the Borrower in the manner in which they did on the date of the Loan Opening provided all of the following conditions are satisfied:

(A)         BR Member shall have certified in writing to Lender that BR Member has duly exercised its rights, powers and authorities in compliance with the terms of the Venture Agreement in effect on the date hereof;

(B)         Lender shall have determined, in its reasonable judgment, that the individuals that are directly responsible for the management of BR/CDP Venture possess adequate capacity and experience to supervise and manage the Construction (if Construction of the Improvements is not complete) and the operation, marketing and leasing of the Project, and to otherwise cause Borrower to perform and observe its obligations under this Agreement and the other Loan Documents;

(C)         BR Member shall have caused an additional guarantor or guarantors (whether one or more, the “Additional Guarantor”) acceptable to Lender, in its reasonable discretion, to provide a replacement environmental indemnity agreement, completion guaranty and payment guaranty, in each case substantially in form and content identical to the Environmental Indemnity, Completion Guaranty and Payment Guaranty, respectively, and all other documentation reasonably required by Lender, and prior written approval of the Additional Guarantor and said documentation is a condition of the Additional Guarantor being an approved Additional Guarantor. Approval of an Additional Guarantor is subject to Lender's receipt within thirty (30) days prior to such Transfer of information satisfactory to Lender in its sole but reasonable discretion identifying the proposed guarantor and its financial structure, and such other information regarding the proposed guarantor as Lender may request in its reasonable discretion. Lender's approval of the Additional Guarantor may be based upon, among other things, (i) satisfaction of Lender's financial requirements set forth in the existing Payment Guaranty and Completion Guaranty (including without limitation evidence that Additional Guarantor complies with and will be able to comply with the financial covenants set forth therein), (ii) “know your customer” and other regulatory requirements, and (iii) the Borrower, any continuing Guarantor and Additional Guarantor's reaffirmation of their obligations under the Loan Documents following the addition of the Additional Guarantor and confirmation that no novation or release of Borrower or any other Guarantor has occurred. Following the addition of an Additional Guarantor pursuant to the terms hereof, the Additional Guarantor shall constitute a “Guarantor” for all purposes under the Loan Documents. Notwithstanding anything to the contrary contained herein, in no event will a Venture Control Transfer, including without limitation Lender’s acceptance of an Additional Guarantor, be deemed in any way to constitute an agreement by Lender to release any other Guarantor with respect to its obligations under the Loan Documents, whether or not such other Guarantor reaffirms such obligations.

(D)         the OFAC Compliance Condition is satisfied;

(E)         if such Transfer occurs prior to completion of Construction of the Improvements in accordance with the terms of this Agreement and such Transfer results in the termination or cancellation of the Development Agreement, (i) Borrower shall have retained, within ten (10) days after the effective date of such Transfer, a third party construction manager approved by Lender (pursuant to a contract approved by Lender) to manage and supervise the completion of Construction of the Improvements (unless Lender shall have determined, in its reasonable judgment, that the individuals that are directly responsible for the management of Borrower possess adequate capacity and experience necessary to supervise and manage the Construction of the Improvements without the assistance of a third-party approved construction manager); and (ii) if such Transfer results in the termination or cancellation of the General Contract, (A) Borrower shall have entered into a new general construction contract for the Construction of the Improvements within thirty (30) days after the effective date of such termination or cancellation of the General Contract, (B) Lender shall have approved, in its reasonable judgment, the new general contractor and the terms and conditions of the new general construction contract and (C) the Loan remains “In Balance” in accordance with the provisions described in Section 11.1 of the Loan Agreement;

(F)         if such Transfer results in the termination or cancellation of any management contract for the Project, Borrower shall have retained, within ten (10) days after the effective date of such termination or cancellation, a third party property manager acceptable to Lender pursuant to a contract approved by Lender to manage, lease and operate the Project;

(G)         if any Event of Default exists at the time of such Transfer, or any event which would be a monetary Event of Default or a material non-monetary Event of Default following notice and/or the passage of time, exists under the Loan Documents, Borrower shall have cured same to the satisfaction of Lender (provided that the Lender shall have no obligation to allow Borrower to cure any Event of Default) [further provided, however, that in no event shall Lender be deemed to have waived any Event of Default, whether material or not, and Borrower shall diligently and continuously act to cure any such Event of Default not later than the end of any notice and cure period applicable thereto];

(H)         Borrower and Additional Guarantor shall have furnished to Lender such additional certificates, instruments and other documents as Lender or its counsel might reasonably request to evidence the organization, existence and authority of Additional Guarantor, including, without limitation, an opinion of counsel in form and substance reasonably satisfactory to Lender; and

(I)         BR Member or Borrower shall have paid to Lender an administrative fee of $15,000.00 and all reasonable costs and expenses incurred by Lender in connection with such Transfer, including without limitation reasonable attorney’s fees actually incurred.

The “OFAC Compliance Condition” shall be deemed to be satisfied if (i) the representation and warranty contained in Section 3.1(w) remains true and correct in all material respects following such Transfer and (ii) in the instance of any Transfer in which any Person will hold, either directly or indirectly, a twenty-five percent (25%) or greater ownership interest in Borrower, Lender has received such information about such Person as Lender deems reasonably necessary to ensure compliance with all applicable Laws concerning money laundering and similar activities following such Transfer.

The “Control Condition” shall be deemed to be satisfied if (i) Robert S. Fishel, Mark Mechlowitz, Robert G. Meyer, and Jorge L. Sardinas (individually, a “Guarantor Principal,” and collectively, the “Guarantor Principals”) shall each continue to own, directly or indirectly, an ownership interest in BR/CDP Venture; (ii) Guarantor Principals shall continue to Control, directly or indirectly, BR/CDP Venture and the Borrower in the manner in which they did on the date of the Loan Opening; and (iii) the day-to-day administration and management of the development and construction of the Project continue to be performed by Development Manager pursuant to the Development Agreement.

17.3       Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 17.2 above, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Project, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, mortgage, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lender being deemed in violation of any applicable provision of ERISA. Borrower agrees to indemnify and hold Lender free and harmless from and against all losses, costs (including attorneys’ fees and expenses), taxes, damages (including consequential damages) and expenses Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lender’s sole judgment or by reason of a breach of the foregoing prohibitions. The foregoing indemnification shall be a recourse obligation of Borrower and shall survive repayment of the Note, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

17.4       Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 17, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 18
TIME OF THE ESSENCE

18.1       Time is of the Essence. Borrower agrees that time is of the essence under this Agreement.

ARTICLE 19
EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a)          Failure of Borrower (i) (A) to make any principal payment within five (5) days after the date when due, (B) to pay any interest within five (5) days after the date when due or (C) to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Lender that the same is due and payable; or (ii) for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional ninety (90) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting one hundred twenty (120) day period from the date of Lender’s notice; and provided further that if a different notice or grace period is specified under any other subsection of this Section 19.1 with respect to a particular breach, or if another subsection of this Section 19.1 applies to a particular breach and does not expressly provide for a notice or grace period the specific provision shall control.

(b)          The disapproval by Lender or Lender’s Consultant at any time of any construction work because of any defect in the Construction, the failure of the Construction to comply with the Plans and Specifications or governmental approvals and failure of Borrower to cause the same to be corrected to the reasonable satisfaction of Lender within the cure period provided in Section 19.1(a)(ii) above.

(c)          A delay in the Construction or a discontinuance for a period of fifteen (15) days after written notice from Lender concerning such delay or discontinuance (other than Unavoidable Delays), or in any event a delay in the Construction so that the same is not, in Lender’s reasonable judgment (giving due consideration to the reasonable assessment of Lender’s Consultant), likely to be completed on or before the Completion Date.

(d)          The bankruptcy or insolvency of the General Contractor and failure of Borrower to procure a contract with a new contractor satisfactory to Lender within sixty (60) days from the occurrence of such bankruptcy or insolvency.

(e)          Any Transfer or other event in violation of Sections 17.2 or 17.3.

(f)          The death or incapacity of any Guarantor that is an individual; or

(g)          If any warranty, representation, statement, report or certificate made now or hereafter by Borrower or any Guarantor is untrue or incorrect in any material respect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrower cures said breach (i) within the notice and cure period provided in (a)(i)(C) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in (a)(ii) above for any other breach.

(h)          Borrower or any Guarantor shall commence a voluntary case concerning Borrower or such Guarantor under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or any Guarantor under the Bankruptcy Code (by any party other than Lender) and relief is ordered against Borrower or such Guarantor, or the petition is controverted but not dismissed or stayed within ninety (90) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or any Guarantor; or the Borrower or any Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Guarantor; or there is commenced against Borrower or any Guarantor any such proceeding which remains undismissed or unstayed for a period of ninety (90) days; or the Borrower or any Guarantor fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of ninety (90) days.

(i)          Borrower or any Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or any Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(j)          If Borrower is enjoined, restrained or in any way prevented by any court order from constructing or operating the Project, and Construction or operations are delayed or discontinued for a period of thirty (30) days (subject to a period of Unavoidable Delay not in excess of one hundred twenty [120] days).

(k)          Failure by Borrower to make any Deficiency Deposit with Lender within the time and in the manner required by Article 11 hereof.

(l)          One or more final, unappealable judgments are entered (i) against Borrower in amounts aggregating in excess of One Hundred Fifty Thousand and No/100th Dollars ($150,000.00) or (ii) against any Guarantor in amounts aggregating in excess of Three Hundred Fifty Thousand and No/100th Dollars ($350,000.00), and said judgments are not stayed or bonded over within thirty (30) days after entry.

(m)          If Borrower or any Guarantor shall fail to pay any debt owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which Borrower’s maximum liability does not exceed One Hundred Fifty Thousand and No/100th Dollars [$150,000.00] and Guarantor’s maximum liability does not exceed Three Hundred Fifty Thousand and No/100th Dollars [$350,000.00]) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(n)          If a Material Adverse Change occurs with respect to Borrower, the Project or any Guarantor.

(o)          The occurrence of any other event or circumstance denominated as an Event of Default in this Agreement or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

In the event any default is or shall be deemed to have occurred as a result of any event with respect to any Guarantor, Borrower may cure such default by causing a substitute guarantor or substitute guarantors (whether one or more, the “Substitute Guarantor”) acceptable to Lender, in its reasonable discretion, to provide within thirty (30) days after written notice of such default from Lender, a replacement payment guaranty, completion guaranty, environmental indemnity agreement and all other documentation reasonably required by Lender, and approval by Lender of the Substitute Guarantor and said documentation is a condition of the substitution being an approved substitution. Approval of a Substitute Guarantor is subject to Lender's receipt within thirty (30) days prior to such substitution of information satisfactory to Lender in its sole but reasonable discretion identifying the proposed guarantor and its financial structure, and such other information regarding the proposed guarantor as Lender may request in its reasonable discretion. Lender's approval of the Substitute Guarantor may be based upon, among other things, (i) satisfaction of Lender's financial requirements set forth in the existing Payment Guaranty and Completion Guaranty (including without limitation evidence that Substitute Guarantor complies with and will be able to comply with the financial covenants set forth therein); (ii) “know your customer” and other regulatory requirements, (iii) Lender’s confirmation that (A) the representation and warranty contained in Section 3.1(w) remains true and correct in all material respects following such substitution and (B) in the instance of any substitution in which any Person will hold, either directly or indirectly, a twenty-five percent (25%) or greater ownership interest in such Substitute Guarantor, Lender has received such information about such Person as Lender deems reasonably necessary to ensure compliance with all applicable Laws concerning money laundering and similar activities following such substitution; (iv) the Substitute Guarantor's execution and delivery of a replacement payment guaranty, completion guaranty and environmental indemnity agreement in substantially similar format to the Payment Guaranty, the Completion Guaranty and the Environmental Indemnity; and (v) the Borrower, any continuing Guarantor and Substitute Guarantor's reaffirmation of their obligations under the Loan Documents following the addition of the Substitute Guarantor and confirmation that the addition of Substitute Guarantor and removal and release of any other Guarantor by Lender shall not result in a novation or the release of Borrower or any other Guarantor. Following the addition of a Substitute Guarantor pursuant to the terms hereof, the Substitute Guarantor shall constitute a “Guarantor” for all purposes under the Loan Documents.

ARTICLE 20
LENDER’S REMEDIES IN EVENT OF DEFAULT

20.1       Remedies Conferred Upon Lender.

Upon the occurrence of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)          Take possession of the Project and complete the Construction and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in the Project to complete the Construction in the name of Borrower; to use unadvanced funds remaining under the Note or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Note, to complete the Construction; to make changes in the Plans and Specifications which shall be necessary or desirable to complete the Construction in substantially the manner contemplated by the Plans and Specifications; to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Project; to execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with the Improvements or Project; and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b)          Withhold further disbursement of the proceeds of the Loan and/or terminate Lender’s obligations to make further disbursements hereunder;

(c)          Declare the Note to be immediately due and payable;

(d)          Use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender; and

(e)          Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 19.1(h) with respect to Borrower, all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE 21
GENERAL PROVISIONS

21.1       Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

21.2       Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

21.3       Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Georgia.

21.4       Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any construction or nonconstruction conditions precedent to the Opening of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

21.5       Disclaimer by Lender.

This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable to any contractors, subcontractors, supplier, architect, engineer, tenant or other party for labor or services performed or materials supplied in connection with the Construction. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Project. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower. No payment of funds directly to a contractor or subcontractor or provider of services shall be deemed to create any third-party beneficiary status or recognition of same by the Lender. Without limiting the generality of the foregoing:

(a)          Lender shall have no liability, obligation or responsibility whatsoever with respect to the Construction. Any inspections of the Construction made by or through Lender are for purposes of administration of the Loan only and neither Borrower nor any third party is entitled to rely upon the same with respect to the quality, adequacy or suitability of materials or workmanship, conformity to the Plans and Specifications, state of completion or otherwise;

(b)          Lender neither undertakes nor assumes any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Project, including matters relating to the quality, adequacy or suitability of: (i) the Plans and Specifications, (ii) architects, contractors, subcontractors and material suppliers employed or utilized in connection with the Construction, or the workmanship of or the materials used by any of them, or (iii) the progress or course of Construction and its conformity or nonconformity with the Plans and Specifications; Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrower by Lender in connection with such matters is for the protection of Lender only, and neither Borrower nor any third party is entitled to rely thereon; and

(c)          Lender owes no duty of care to protect Borrower, Guarantor, or any Tenant against negligent, faulty, inadequate or defective building or construction.

21.6     Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

21.7       Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

21.8       Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

21.9       Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

21.10     Waiver of Damages.

In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower for itself and its Guarantors waive all claims for punitive, exemplary or consequential damages.

21.11     Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan. No Guarantor or Tenant is intended to have any rights as a third-party beneficiary of the provisions of this Section 21.11.

21.12     Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF ATLANTA, COUNTY OF FULTON AND STATE OF GEORGIA, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY GEORGIA STATE OR UNITED STATES COURT SITTING IN THE CITY OF ATLANTA AND COUNTY OF FULTON MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

21.13     Set-Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document. Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by the Borrower with Lender (or its Affiliates).

21.14     Dispute Resolution.

(a)          Arbitration. Except to the extent expressly provided below, any Dispute shall, upon the request of either party, be determined by binding arbitration in accordance with the Federal Arbitration Act, Title 9, United States Code (or if not applicable, the applicable state Law), the then-current rules for arbitration of financial services disputes of AAA and the “Special Rules” set forth below. In the event of any inconsistency, the Special Rules shall control. The filing of a court action is not intended to constitute a waiver of the right of Borrower or Lender, including the suing party, thereafter to require submittal of the Dispute to arbitration. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute in any court having jurisdiction over such action. For the purposes of this Dispute Resolution Section only, the terms “party” and “parties” shall include any parent corporation, subsidiary or Affiliate of Lender involved in the servicing, management or administration of any obligation described in or evidenced by this Agreement, together with the officers, employees, successors and assigns of each of the foregoing.

(b)          Special Rules.

(i)          The arbitration shall be conducted in any U.S. state where real or tangible personal property collateral is located, or if there is no such collateral, in the city and county where Lender is located pursuant to its address for notice purposes in this Agreement.

(ii)         The arbitration shall be administered by AAA, who will appoint an arbitrator. If AAA is unwilling or unable to administer or legally precluded from administering the arbitration, or if AAA is unwilling or unable to enforce or legally precluded from enforcing any and all provisions of this Dispute Resolution Section, then any party to this Agreement may substitute another arbitration organization that has similar procedures to AAA and that will observe and enforce any and all provisions of this Dispute Resolution Section. All Disputes shall be determined by one arbitrator; however, if the amount in controversy in a Dispute exceeds Five Million Dollars ($5,000,000), upon the request of any party, the Dispute shall be decided by three arbitrators (for purposes of this Agreement, referred to collectively as the “arbitrator”).

(iii)        All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration and completed within ninety (90) days from the date of commencement; provided, however, that upon a showing of good cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

(iv)        The judgment and the award, if any, of the arbitrator shall be issued within thirty (30) days of the close of the hearing. The arbitrator shall provide a concise written statement setting forth the reasons for the judgment and for the award, if any. The arbitration award, if any, may be submitted to any court having jurisdiction to be confirmed and enforced, and such confirmation and enforcement shall not be subject to arbitration.

(v)         The arbitrator will give effect to statutes of limitations and any waivers thereof in determining the disposition of any Dispute and may dismiss one or more claims in the arbitration on the basis that such claim or claims is or are barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Dispute is the equivalent of the filing of a lawsuit.

(vi)        Any dispute concerning this arbitration provision, including any such dispute as to the validity or enforceability of this provision, or whether a Dispute is arbitrable, shall be determined by the arbitrator; provided, however, that the arbitrator shall not be permitted to vary the express provisions of these Special Rules or the Reservations of Rights in subsection (c) below.

(vii)       The arbitrator shall have the power to award legal fees and costs pursuant to the terms of this Agreement.

(viii)      The arbitration will take place on an individual basis without reference to, resort to, or consideration of any form of class or class action.

(c)          Reservations of Rights. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Agreement, or (ii) apply to or limit the right of Lender (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (D) to pursue rights against a party to this Agreement in a third-party proceeding in any action brought against Lender in a state, federal or international court, tribunal or hearing body (including actions in specialty courts, such as bankruptcy and patent courts). Lender may exercise the rights set forth in clauses (A) through (D), inclusive, before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the Dispute occasioning resort to such remedies. No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for arbitration of any Dispute.

(d)          Conflicting Provisions for Dispute Resolution. If there is any conflict between the terms, conditions and provisions of this Section and those of any other provision or agreement for arbitration or dispute resolution, the terms, conditions and provisions of this Section shall prevail as to any Dispute arising out of or relating to (i) this Agreement, (ii) any other Loan Document, (iii) any related agreements or instruments, or (iv) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort). In any other situation, if the resolution of a given Dispute is specifically governed by another provision or agreement for arbitration or dispute resolution, the other provision or agreement shall prevail with respect to said Dispute.

ARTICLE 22
NOTICES

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:	UCFP Owner, LLC, as Trustee under
the BR/CDP Colonial Trust Agreement
dated December 15, 2013
880 Glenwood Avenue SE, Suite H
Atlanta, GA 30316
Attn: Rob Meyer
Phone: (678) 949-9678
Fax: (404) 890-5681

With a copy to:	BLUEROCK REAL ESTATE, LLC
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn: Jordan Ruddy and Michael L. Konig
Phone: (908) 415-8869
Fax: (646) 278-4220

With a copy to:	NELSON MULLINS RILEY & SCARBOROUGH LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 30363
Attn: Eric R. Wilensky, Esq.
Phone: (404) 322-6469
Fax: (404) 322-6050

With a copy to:	Hirschler Fleischer
2100 East Cary Street
Richmond, VA 23223
Attn: S. Edward Flanagan, Esq.
Phone: (804) 771-9592
Fax: (804) 644-0957

If to Lender:	KEYBANK NATIONAL ASSOCIATION
66 South Pearl St., 5th Floor
MSC: NY-31-66-0567
Albany, NY 12207
Attn: Terry Hill
Direct: (518) 257-8569
Phone: (518) 257-8572

With a copy to:	KEYBANK NATIONAL ASSOCIATION
1200 Abernathy Road, NE, Suite 1550
Atlanta, GA 30328
Attn: Joe Fadus
Direct: (770 510-2162
Phone: (770) 510-2195

With a copy to:	Troutman Sanders LLP
600 Peachtree Street, Suite 5200
Atlanta, GA 30308
Attn: Jeff Greenway
Phone: (404) 885-3257
Fax: (404) 962-6776

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

ARTICLE 23

WAIVER OF JURY TRIAL

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.EXECUTED AS OF THE DATE FIRST SET FORTH ABOVE.

BORROWER:	UCFP OWNER, LLC, a Delaware limited liability company,
as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013

	By:	/s/ Robert Meyer
	Name:	Robert Meyer
	Title:	Vice President

Borrower’s Tax ID No.	90-1035317

LENDER:	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ Joseph A. Fadus
	Name:	Joseph A. Fadus
	Title:	Senior Vice President

EXHIBIT A

Legal Description of Land

EXHIBIT A

Legal Description of Land

The land referred to herein below is situated in the County of ORANGE, State of Florida, and is described as follows:

A PORTION OF THE NORTHEAST 1/4 OF SECTION 22, TOWNSHIP 22 SOUTH, RANGE 31 EAST, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE NORTHEAST CORNER OF SAID NORTHEAST 1/4 OF SECTION 22; THENCE RUN S87°58'03"W ALONG THE NORTH LINE OF SAID NORTHEAST 1/4, A DISTANCE OF 45.02 FEET, SAID POINT BEING THE INTERSECTION OF A LINE 45.00 FEET WEST OF AND PARALLEL WITH THE EAST LINE OF THE NORTHEAST 1/4 OF SAID SECTION 22 AND THE NORTH LINE OF THE NORTHEAST 1/4 OF SAID SECTION 22; THENCE CONTINUE ALONG SAID NORTH LINE OF THE NORTHEAST 1/4 S87°58'03"W, A DISTANCE OF 610.44 FEET TO THE POINT OF BEGINNING; THENCE RUN S00°56'14"E, A DISTANCE OF 842.92 FEET TO THE BEGINNING OF A CURVE CONCAVE TO THE NORTHWEST, HAVING A RADIUS OF 31.00 FEET; THENCE RUN SOUTHWESTERLY ALONG THE ARC OF SAID CURVÉ THROUGH A CENTRAL ANGLE OF 98°26'21", AN ARC DISTANCE OF 53.26 FEET; THENCE RUN N82°29'53"W, A DISTANCE OF 41.52 FEET TO THE BEGINNING OF A CURVE CONCAVE TO THE SOUTH, HAVING A RADIUS OF 109.00 FEET; THENCE RUN WESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 12°16'52", AN ARC DISTANCE OF 23.36 FEET; THENCE RUN S07°30'07"W, A DISTANCE OF 287.92 FEET TO THE NORTHERLY RIGHT OF WAY LINE OF STATE ROAD NUMBER 50, AS SHOWN ON THE FLORIDA DEPARTMENT OF TRANSPORTATION RIGHT OF WAY MAP, SECTION 7506-201, PAGE 9; THENCE RUN N82°29'53"W ALONG SAID NORTHERLY RIGHT OF WAY LINE, A DISTANCE OF 45.95 FEET; THENCE RUN N07°30'07"E, A DISTANCE OF 20.00 FEET; THENCE RUN S82°29'53"E, A DISTANCE OF 2.05 FEET; THENCE RUN N07°30'07"E, A DISTANCE OF 248.38 FEET TO A POINT ON A NON-TANGENT CURVE CONCAVE TO THE NORTH, HAVING A RADIUS OF 129.00 FEET; THENCE FROM A RADIAL BEARING OF N20°31'47"W, RUN WESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 28°01'54", AN ARC DISTANCE OF 63.11 FEET; THENCE RUN N82°29'53"W, A DISTANCE OF 339.09 FEET TO THE BEGINNING OF A CURVE CONCAVE TO THE SOUTH, HAVING A RADIUS OF 89.50 FEET; THENCE RUN WESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 17°07'59", AN ARC DISTANCE OF 26.76 FEET TO A POINT OF COMPOUND CURVATURE OF A CURVE CONCAVE TO THE SOUTH, HAVING A RADIUS OF 208.50 FEET; THENCE RUN WESTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 18°25'26", AN ARC DISTANCE OF 67.04 FEET; THENCE RUN N00°56'14"W, A DISTANCE OF 844.21 FEET TO THE SAID NORTH LINE OF THE NORTHEAST 1/4; THENCE RUN N87°58'03"E ALONG SAID NORTH LINE A DISTANCE OF 634.12 FEET TO THE POINT OF BEGINNING.

21958096v12

TOGETHER WITH THE EASEMENT FOR THE BENEFIT OF THE HEREINABOVE DESCRIBED PROPERTY CONTAINED WITHIN THE EASEMENT AGREEMENT RECORDED IN 0. R. BOOK 10470 AT PAGE 6879 0F THE PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA.

AND:

TOGETHER WITH COVENANTS AND NON-EXCLUSIVE EASEMENTS CONTAINED IN DECLARATION OF COVENANTS, OPERATIONS & RECIPROCAL EASEMENTS RECORDED IN 0. R. BOOK 10498, PAGE 2464, AS AMENDED BY FIRST AMENDMENT TO DECLARATION OF COVENANTS, OPERATIONS AND RECIPROCAL EASEMENTS RECORDED IN O.R. BOOK 10699, PAGE 7086, OF THE PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA.

AND ALSO:

TOGETHER WITH COVENANTS AND NON-EXCLUSIVE EASEMENTS CONTAINED IN AGREEMENT REGARDING EASEMENTS, COVENANTS AND RESTRICTIONS RECORDED IN 0. R. BOOK 8838, PAGE 3758, AS AMENDED BY FIRST AMENDMENT TO AGREEMENT REGARDING EASEMENTS, COVENANTS AND RESTRICTIONS RECORDED IN 0. R, BOOK 9338, PAGE 4682, OF THE PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA.

AND ALSO:

TOGETHER WITH THE EASEMENTS FOR THE BENEFIT OF THE HEREINABOVE DESCRIBED PROPERTY CONTAINED WITHIN THE RECIPROCAL EASEMENT AGREEMENT RECORDED IN O.R. BOOK 10699, PAGE 7102, OF THE PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA.

- 1 -

21958096v12

EXHIBIT B

Permitted Exceptions

EXHIBIT B

Permitted Exceptions

1. Taxes and assessments for the year 2014 and subsequent years, which are not yet due and payable.

2. Pay-As-You-Go Agreement for Bill Heard Chevrolet recorded June 8, 2006 in Book 8686, Page 4629; as amended by the Assignment of Transportation Capacity recorded August 31, 2006 in Book 8838, Page 3775 and re-recorded September 21, 2006 in Book 8876, Page 701.

3. Agreement Regarding Easements, Covenants and Restrictions recorded August 31, 2006 in Book 8838, Page 3758; as affected by the First Amendment to Agreement Regarding Easements, Covenants and Restrictions recorded July 9, 2007 in Book 9338, Page 4682. **(As shown on the Survey)**

4. Woodbury Road Extension Right-of-Way Agreement recorded September 15, 2006 in Book 8863, Page 4160.

5. Perpetual Easement in favor of State of Florida Department of Transportation recorded August 21, 2007 in Book 9402, Page 1557. **(As shown on the Survey)**

6. Conservation Easement by Bill Heard Property, Inc. - Colonial Drive f/k/a Bill Heard Chevrolet Inc - Orlando East in favor of St. John's River Water Management District recorded August 21, 2007 in Book 9402, Page 3719. **(As shown on the Survey)**

7. Drainage Easement in favor of Orange County recorded March 3, 2009 in Book 9837, Page 3501. **(As shown on the Survey)**

8. Easement Agreement between Hepwood, LLC and LAAN Hospitalities, LLC, a Florida limited liability company recorded November 7, 2012 in Book 10470, Page 6879. **(As shown on the Survey)**

9. Declaration of Covenants, Operations & Reciprocal Easements recorded January 2, 2013 in Book 10498, Page 2464; as affected by First Amendment to Declaration of Covenants, Operations & Reciprocal Easements recorded February 6, 2014 in Book 10699, Page 7086; and any assessments arising therefrom. **(As shown on the Survey)**

10. Covenants and Use Restrictions running with the land contained in Memorandum of Lease in favor of Publix Super Markets, Inc., a Florida corporation, recorded January 2, 2013 in Book 10498, Page 2505; and First Amendment to Memorandum of Lease recorded July 24, 2013 in Book 10606, Page 4854.

21958096v12

11. Conditions and obligations, by and between Hepwood, LLC and Orange County, contained in Proportionate Share Agreement for Town Park recorded March 18, 2013 in Book 10539, Page 2963.

12. Easement Agreement in favor of Bellsouth Telecommunications, LLC d/b/a AT&T Southeast recorded May 2, 2013 in Book 10563, Page 3002. **(As shown on the Survey)**

13. School Mitigation Agreement for Capacity Enhancement, between Hepwood, LLC and the School Board of Orange County, recorded June 17, 2013 in Book 10586, Page 618.

14. Reciprocal Easement Agreement between Hepwood LLC, UCFP Owner, LLC, a Delaware limited liability company, as Trustee (under the BR/CDP Colonial Trust Agreement dated December 15, 2013, et al), recorded February 6, 2014 in Book 10699, Page 7102. **(As shown on the Survey)**

15. Easement in favor of Peoples Gas System, a Division of Tampa Electric Company, recorded November 25, 2013 in Book 10668, Page 6788. **(As shown on the Survey)**

16. Covenant Not to Compete in favor of McDonald's USA, LLC recorded December 4, 2013 in Book 10671, Page 9026.

17. Indemnification Agreement between Hepwood, LLC and UCFP Owner, LLC recorded February 6, 2014 in Book 10699, Page 7161.

18. Estoppel Certificate from LAAN Hospitalities, LLC in favor of Hepwood, LLC, BayMCD, LLC, CLEROP1 and UCFP Owner, LLC, recorded Feb. 6, 2014 in Book 10699, Page 7169.

19. Those matters as disclosed by that certain survey entitled "ALTA/ACSM Survey To: UCFP Owner, LLC, a Delaware limited liability company, as Trustee under the BR/CDP Colonial Trust Agreement, dated December 15, 2013; First American Title Insurance Company; KeyBank National Association", dated January 23, 2014, last revised May 5, 2014, (the "**Survey**"), as follows:

    (a) Six (6') foot chain link fence crossing the northeasterly boundary line of subject property in two (2) places;

    (b) Fire line stub out located on the east-central boundary line of subject property; and

    (c) Electric meter located on the northwesterly boundary line of subject property.

- ii -

21958096v12

EXHIBIT C

Title Requirements

1.	Title Insurance Company Requirements. The maximum single risk (i.e., the amount insured under any one policy) by a title insurer may not exceed 25% of that insurer's surplus and statutory reserves. Reinsurance must be obtained by closing for any policy exceeding such amount.

2.	Loan Policy Forms. Standard 1992 or 2006 American Land Title Association ("ALTA") form of loan title insurance policy, or the 1970 (amended October 17, 1970) ALTA loan form policies must be used.

3.	Insurance Amount. The amount insured must equal at least the original principal amount of the Loan.

4.	Named Insured. The named insured under the Title Policy must be substantially the same as the following: "KeyBank National Association, and its respective successors and assigns."

5.	Creditors' Rights. Any "creditors' rights" exception or other exclusion from coverage for voidable transactions under bankruptcy, fraudulent conveyance, or other debtor protection laws or equitable principles must be removed by either an endorsement or a written waiver and an affirmative creditors’ rights endorsement (ALRA Endorsement 21) must be added.

6.	Arbitration. In the event that the form policy which is utilized includes a compulsory arbitration provision, the insurer must agree that such compulsory arbitration provisions do not apply to any claims by or on behalf of the insured. Please note that the 1987 and 1992 ALTA form loan policies include such provisions.

7.	Date of Policy. The effective date of the Title Policy must be as of the date and time of the closing.

8.	Legal Description. The legal description of the property contained in the Title Policy must conform to (a) the legal description shown on the survey of the property, and (b) the legal description contained in the Mortgage. In any event, the Title Policy must be endorsed to provide that the insured legal description is the same as that shown on the survey.

9.	Easements. Each Title Policy shall insure, as separate parcels: (a) all appurtenant easements and other estates benefiting the property, and (b) all other rights, title, and interests of the borrower in real property under reciprocal easement agreements, access agreements, operating agreements, and agreements containing covenants, conditions, and restrictions relating to the Project.

10.	Exceptions to Coverage. With respect to the exceptions, the following applies:

a)	Each Title Policy shall afford the broadest coverage available in the state in which the subject property is located.

b)	The "standard" exceptions (such as for parties in possession or other matters not shown on public records) must be deleted.

c)	The "standard" exception regarding tenants in possession under residential leases, should also be deleted. For commercial properties, a rent roll should be attached in lieu of the general exception.

d)	The standard survey exception to the Title Policy must be deleted. Instead, a survey reading reflecting the current survey should be incorporated.

e)	Any exception for taxes, assessments, or other lienable items must expressly insure that such taxes, assessments, or other items are not yet due and payable.

f)	Any lien, encumbrance, condition, restriction, or easement of record must be listed in the Title Policy, and the Title Policy must affirmatively insure that the improvements do not encroach upon the insured easements or insure against all loss or damage due to such encroachment

g)	The Title Policy may not contain any exception for any filed or unfiled mechanics' or materialmen's liens.

h)	In the event that a comprehensive endorsement has been issued and any Schedule B exceptions continue to be excluded from the coverage provided through that endorsement, then a determination must be made whether such exceptions would be acceptable to Bank. In the event that it is determined that such exception is acceptable, a written explanation regarding the acceptability must be submitted as part of the delivery of the loan documents.

If Schedule B indicates the presence of any easements that are not located on the survey, the Title Policy must provide affirmative insurance against any loss resulting from the exercise by the holder of such easement of its right to use or maintain that easement. ALTA Form 103.1 or an equivalent endorsement is required for this purpose.

11.	Endorsements. With respect to endorsements, the following applies:

a)	Each Title Policy must include an acceptable environmental protection lien endorsement on ALTA Form 8.1. Please note that Form 8.1 may take exception for an entire statute which contains one or more specific sections under which environmental protection liens could take priority over the Mortgage; provided, however, that such specific sections under which the lien could arise must also be referenced.

b)	Each Title Policy must contain an endorsement which provides that the insured legal description is the same as shown on the survey.

c)	Each Title Policy must contain a comprehensive endorsement (ALTA Form 9) if a lien, encumbrance, condition, restriction, or easement is listed in Schedule B to the title insurance policy.

d)	Lender may require the following endorsements where applicable and available:

-access	-due execution	-single tax lot
-address	-first loss	-subdivision
-assessments	-last dollar	-tie in
-assignment of leases and rents	-leasehold	-usury

- ii -

-assignment of loan documents	-mineral rights	-zoning (ALTA 3.1 -
-contiguity	-mortgage tax	with parking)
-doing business	-reverter

12.	Other Coverages. Each Title Policy shall insure the following by endorsement or affirmative insurance to the extent such coverage is not afforded by the ALTA Form 9 or its equivalent in a particular jurisdiction:

a)	that no conditions, covenants, or restrictions of record affecting the property:

(i)	have been violated,
(ii)	create lien rights which prime the insured mortgage,
(iii)	contain a right of reverter or forfeiture, a right of reentry, or power of termination, or
(iv)	if violated in the future would result in the lien created by the insured mortgage or title to the property being lost, forfeited, or subordinated; and

b)	that except for temporary interference resulting solely from maintenance, repair, replacement, or alteration of lines, facilities, or equipment located in easements and rights of way taken as certain exceptions to each Title Policy, such exceptions do not and shall not prevent the use and operation of the Property or the improvements as used and operated on the effective date of the Title Policy.

13.	Informational Matters. The Policy must include, as an informational note, the following:

a)	The recorded plat number together with recording information; and

b)	The property parcel number or the tax identification number, as applicable.

14.	Delivery of Copies. Legible copies of all easements, encumbrances, or other restrictions shown as exceptions on the Title Policy must be delivered with the first draft of the title commitment.

- iii -

EXHIBIT D

Form of Survey Certification

CERTIFICATION FOR SURVEYS (LONG-FORM)

I hereby certify to KeyBank National Association, its successors and assigns, and UCFP Owner, LLC, as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013 and First American Title Insurance Company, that the survey prepared by me entitled " ________ " was actually made upon the ground and that it and the information, courses and distances shown thereon are correct; that the title lines and lines of actual possession are the same; that the size, location and type of buildings and improvements are as shown and all are within the boundary lines of the property; that there are no violations of zoning ordinances, restrictions or other rules and regulations with reference to the location of said building and improvements; that there are no easements, encroachments or use affecting this property appearing from a careful physical inspection of the same, other than those shown and depicted thereon; that all utility services required for the operations of the premises either enter the premises through adjoining public streets, or the survey shows the point of entry and location of any utilities which pass through or are located on adjoining private land; that the survey shows the location and direction of all storm drainage systems for the collection and disposal of all roof and surface drainage; that any discharge into streams, rivers or other conveyance system is shown on the survey; and that the parcels described heron do not lie within flood hazard areas in accordance with the document entitled "Department of Housing and Urban Development, Federal Insurance Administration - Special Flood Hazard Area Maps". This survey is made in accordance with the "Minimum Standard Detail Requirements for Land Title Surveys" jointly established and adopted by ALTA and ACSM in 2011 for Class A Urban Survey and includes items 1-4 and 6-16 of Table A. Pursuant to the Accuracy Standards as adopted by ALTA, NSPS, and ACSM and in effect on the date of this certification, the undersigned further certifies that: [Surveyor to complete with appropriate choice from Minimum Standard Detail Requirement]

[ALTERNATIVE]

CERTIFICATION FOR SURVEYS (SHORT FORM)

I hereby certify to KeyBank National Association, and its successors and assigns, and UCFP Owner, LLC, a Delaware limited liability company, as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013, and First American Title Insurance Company that the survey prepared by me entitled “______” was actually made upon the ground and that is made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” jointly established and adopted by ALTA and ASCM in 2011 for Class A Urban Survey.

EXHIBIT E

Insurance Requirements

INSURANCE REQUIREMENTS FOR COMMERCIAL REAL ESTATE LOANS

GROUND-UP NEW CONSTRUCTION - $15MM to $30MM rev 5/9/14

Named Insured (Borrower):	UCFP Owner, LLC
Collateral Property Address:	12231 E. Colonial Drive
Orlando, FL 32826

Mortgagee:	KeyBank National Association, its successors and/or assignees, for itself and, when applicable, as agent for other participating lenders

Mortgagee address:	KeyBank Real Estate Capital, Attention: Insurance Dept 11501 Outlook Street, Suite #300, Overland Park, KS 66211

Deductible under any line of coverage (except flood, quake and named windstorm) must not exceed $25,000.

BUILDER’S RISK – NOTE: EVIDENCE OF INSURANCE MUST ADDRESS ALL THESE POINTS

Required coverage and conditions:	•	“Special Form” equivalent to ISO standard, or “Risks of loss not otherwise excluded” for coverage comparable to ISO Special Form, including damage from windstorm and hail
	•	Boiler & Machinery or Breakdown coverage for buildings with boilers, elevators or central HVAC (not required for per-unit HVAC)
	•	Completed value coverage form. Limit available for loss payment must not be affected by status of interim reports of value to insurer.
	•	Replacement cost valuation
	•	No coinsurance / coinsurance waived
	•	Permission to complete and occupy – for projects where occupancy will occur in stages before all work is complete
Amount of insurance:	Building Limit – sufficient to cover materials and supplies and all hard costs of vertical construction, including value of foundations and contingency, $ 23,581,023

Materials and supplies – sufficient to cover maximum values at any time off site, and in transit if borrower takes title before delivery $250,000

Soft costs $906,109 plus $2,547,839 for loss of income due to delayed occupancy (a combined limit or separate limits for these elements will be acceptable). At minimum, soft cost limit must include full budget for loan interest, insurance premiums, and real estate tax. Loss of income should cover 12 months’ projected income.
Additional causes of loss if specified:	☐ Flood – mandatory at NFIP limits ($250,000 per residential bldg., $500,000 per commercial bldg.) if property is in Special Flood Hazard Area ☐ Additional or alternative flood limits: $1,000,000
☐ Earthquake $1,000,000 min.; up to 25% of value if location is high-risk for earthquake
☐ Terrorism

☒ Ordinance or Law:
(A) Loss of value of undamaged part – within full building limit (if sublimit applies, it should be at least 25% of hard cost value);
(B) Demolition and (C) Increased Cost of Construction: $1,000,000
☐ Other

Mortgagee Clause:	Mortgagee identified as above. Mortgagee provisions must match standard clause of ISO forms or Lender’s Loss Payable clause per section D of ISO form CP 12 18 (06-07); INCLUDE COPY WITH CERTIFICATE

Documentation:	Acord 28 Evidence of Property Insurance
• All details specified above must be specifically addressed.
• All deductibles and any sub-limits must be disclosed.
• If program is blanket over other locations as well as loan property, show policy limits along with values reported to insurer for the subject location.

(NOTE: When building is complete and certificate of occupancy is issued, building should be transitioned to “all risk” or “special form” Property insurance, documented to lender with form, terms, and conditions acceptable to lender.)

GENERAL LIABILITY

Coverage form:	Commercial General Liability (not Owners & Contractors Protective) – equivalent to ISO standard occurrence-based form, including Bodily Injury, Property Damage, Personal & Advertising Injury, Contractual Liability, and completed operations – unless otherwise agreed by Lender
Limit of liability per occurrence:

During Construction not less than $1,000,000 per occurrence / $2,000,000 aggregate primary liability coverage.

At the time that the first unit is ready for occupancy, $1,000,000 per occurrence /$ 2,000,000 aggregate primary liability coverage and $9,000,000 in excess liability shall be required.

Mortgagee as Additional Insured:	Mortgagee identified on page 1. Coverage granted per ISO form CG 20 18 or CG 20 26, or equivalent. INCLUDE COPY OF ENDORSEMENT OR POLICY PROVISIONS WITH CERTIFICATE.
Documentation:	Acord 25 Certificate of Liability Insurance

BORROWER’S PROPERTY, GENERAL LIABILITY AND UMBRELLA/EXCESS INSURERS MUST HAVE BEST’S RATINGS NOT LESS THAN A:X UNLESS OTHERWISE AGREED TO BY LENDER.

OTHER COVERAGES

Workers’ Compensation:	Statutory benefits for the state where the building is located. This requirement may be waived if borrowing entity has no employees and general contractor produces evidence of workers’ compensation coverage.

- ii -

Employer’s Liability:	$100,000 per accident for accidental injury; $100,000 per employee and $100,000 aggregate for occupational illness or disease.
Business Auto Liability:	Covering owned, non-owned and hired/rented vehicles

- iii -

EXPECTATIONS FOR GENERAL CONTRACTOR’S INSURANCE:

General Liability:	Commercial General Liability – equivalent to ISO standard occurrence-based form, including Bodily Injury, Property Damage, Personal & Advertising Injury, Contractual Liability, and covering completed operations.
• Covering Borrower (and lender, if possible) as Additional Insured for current work.
• When obtainable, covering Borrower (and lender, if possible) as Additional Insured for completed work if occupancy will occur in stages before all work is complete
INCLUDE COPIES OF ENDORSEMENTS WITH CERTIFICATE.
Certificate must say “does not exclude residential work” if project is residential.

Limit of liability per occurrence:	Not less than $10,000,000 combining primary and excess
Workers’ Compensation:	Statutory benefits for state where work will be performed.

- iv -

EXHIBIT F

Architect’s Certificate

The firm of _________________________________________ hereby certifies for the benefit of KeyBank National Association that:

The firm has been employed by ___________________________ pursuant to a contract dated __________________________ to provide architectural and engineering services commonly known as __________________________ which is located at ____________________________________________________.

The contract provides for the following services:

preparation of plans and specifications
Pre-qualification of contractors
Contract administration and supervision of construction
Tenant space design

The firm is duly licensed and in good standing under laws of the state of ______________ License No. _____________________________.

The foundations were designed in accordance with the recommendations contained in a soil report dated _____________________________ which was prepared by __________________________________________________________.

The following are all of the permits or governmental agency approvals required for the construction and occupancy of the building:

	Issuing Agency	Date Issued

Excavation Permit
Foundation Permit
Building Permit
EPA – Water
EPA – Sewer
EPA – Air

Cert. Of Occupancy Bldg.
Cert. Of Occupancy – Tenant
Other (Specify)

All utilities necessary for the operation of the project are available with sufficient capacity at the boundaries of the project. If utility services must be brought to site, please explain: ___________________________________________

.

The plans listed on the attached Schedule I comprise all of the plans which will be necessary for the complete construction of the project, excepting tenant space designs, and when the project is built in accordance therewith the project will (excepting completion of tenant improvements) be ready for occupancy. The plans are complete and contain all detail necessary for construction. Calculations of the gross building and the net rentable building area are attached as Schedule II. The plans (and the project will, when constructed in accordance therewith) comply with all applicable building, zoning, land use, subdivision, environmental, fire, safety and other applicable governmental laws, statutes, codes, ordinances, rules and regulations.

The attached Schedule III, establishing a timetable for completion of the project and showing on a monthly basis the anticipated progress of the work, is realistic and can be adhered to.

The following design drawings or plans have been or will be prepared by other designers or contractors.

Type of Plans	Name of Preparing Firm

The Specifications are:	_________________________ shown on plans
_________________________ Bound separately

By:
Title:
Date:

- ii -

EXHIBIT G

Initial Budget

SOFT AND HARD COST REQUISITION

KeyBank
Real Estate Capital

Borrower: UCFP Owner, LLC
Project: Catalyst Orlando
Relationship: Catalyst Development

Date:
Requisition: pre-closing

Item No.	Item Description	Scheduled Value (Budget)	Changes	Revised Value (Budget)	KeyBank Loan	Borrower's Equity & Other Source of Funds	Previous Applications	This Application	Total Completed & Drawn to Date	Percent Complete	Balance to Finish + Retainage
A	B	C	D	E	F	G	H	I	J	K	L
				[C + D]			[J Prev. Draw]		[H + I]	[J / E]	[E - J]
USES	Soft Costs:										
	Purchase Price	3,343,367.00	0.00	3,343,367.00	0.00	3,343,367.00	0.00	0.00	0.00		3,343,367.00
	Closing Costs	401,788.38	0.00	401,788.38	0.00	401,788.38	0.00	0.00	0.00		401,788.38
	Project Feasibility	205,367.06	0.00	205,367.06	0.00	205,367.06	0.00	0.00	0.00		205,367.06
	Design Costs	736,781.28	0.00	736,781.28	0.00	736,781.28	0.00	0.00	0.00		736,781.28
	Legal Costs	283,562.89	0.00	283,562.89	0.00	283,562.89	0.00	0.00	0.00		283,562.89
	RE Taxes	325,982.46	0.00	325,982.46	325,982.46	0.00	0.00	0.00	0.00		325,982.46
	Insurance Costs	183,652.30	0.00	183,652.30	139,652.30	44,000.00	0.00	0.00	0.00		183,652.30
	Financing Costs	1,191,890.98	0.00	1,191,890.98	459,890.98	732,000.00	0.00	0.00	0.00		1,191,890.98
	Government Costs	3,580,538.21	0.00	3,580,538.21	1,349,440.11	2,231,098.11	0.00	0.00	0.00		3,580,538.21
	Misc Direct Costs	69,638.71	0.00	69,638.71	19,638.71	50,000.00	0.00	0.00	0.00		69,638.71
	Lease up Period Oper Costs	362,112.15	0.00	362,112.15	362,112.15	0.00	0.00	0.00	0.00		362,112.15
	Dev Fee	1,057,807.00	0.00	1,057,807.00	705,286.34	352,520.66	0.00	0.00	0.00		1,057,807.00
	Marketing	140,000.00	0.00	140,000.00	140,000.00	0.00	0.00	0.00	0.00		140,000.00
	Soft Cost Contingency	20,628.58	0.00	20,628.58	0.00	20,628.58	0.00	0.00	0.00		20,628.58
	SUBTOTAL	11,903,117.00	0.00	11,903,117.00	3,502,003.04	8,401,113.96	0.00	0.00	0.00		11,903,117.00
	Hard Costs:										
	Site Work	788,886.04	0.00	788,886.04	420,000.00	368,886.04	0.00	0.00	0.00		788,886.04
	GC Contract	22,996,023.00	0.00	22,996,023.00	22,496,023.00	500,000.00	0.00	0.00	0.00		22,996,023.00
	FF & E	500,000.00	0.00	500,000.00	500,000.00	0.00	0.00	0.00	0.00		500,000.00
	Contingency	581,973.96	0.00	581,973.96	581,973.96	0.00	0.00	0.00	0.00		581,973.96
	SUBTOTAL	24,866,883.00	0.00	24,866,883.00	23,997,996.96	868,886.04	0.00	0.00	0.00		24,866,883.00
	TOTAL USES	**36,770,000.00**	**0.00**	**36,770,000.00**	**27,500,000.00**	**9,270,000.00**	**0.00**	**0.00**	**0.00**		**36,770,000.00**
SOURCES	KeyBank Loan	27,500,000.00	0.00	27,500,000.00	27,500,000.00		0.00	0.00	0.00		27,500,000.00
	Borrower's Equity	9,270,000.00	0.00	9,270,000.00		9,270,000.00	0.00	0.00	0.00		9,270,000.00
	Other Source of Funds	0.00	0.00	0.00		0.00	0.00	0.00	0.00		0.00
	TOTAL SOURCES	**36,770,000.00**	**0.00**	**36,770,000.00**	**27,500,000.00**	**9,270,000.00**	**0.00**	**0.00**	**0.00**		**36,770,000.00**

Less I/R
Net Advance 0.00

5/14/2014

EXHIBIT H

Borrower’s Certificate

KeyBank National Association

127 Public Square, 6th Floor

Cleveland, OH 44114

ATTN: COMMERCIAL REAL ESTATE DEPARTMENT

RE:	Application for Disbursement or confirmation of equity contribution in connection with a $27,500,000.00 loan (#______________________) to UCFP Owner, LLC, a Delaware limited liability company, as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013 (“Borrower”).

1.	Pursuant to that certain Construction Loan Agreement dated _______________, 2014 (the “Construction Loan Agreement”) between Borrower and KeyBank National Association (“Lender”), Borrower

(a)	hereby requests a Loan disbursement as indicated on the Soft and Hard Cost Requisition attached hereto. We acknowledge that this amount is subject to inspection, verification, and available funds.

(b)	acknowledges and confirms an equity contribution as indicated on the Soft and Hard Cost Requisition attached hereto.

Funding Instructions

2.	This Borrower’s Certificate is to be utilized only in satisfaction of costs and charges with respect to the Project and Improvements thereon as shown on the Soft and Hard Cost Requisition Form, dated ____________________, attached hereto.

3.	The Borrower agrees to provide, if requested by Lender, a Vendor Payee Listing showing the name and the amount currently due each party to whom Borrower is obligated for labor, material and/or services supplies. This information would be provided in support of the disbursements set forth in paragraph 1(a) hereof.

4.	The Borrower also certifies and agrees that:

(a)	It has complied with all duties and obligations required to date to be carried out and performed by it pursuant to the terms of the Construction Loan Agreement;

(b)	No Event of Default as defined in the Construction Loan Agreement, nor any event, circumstance or condition which with notice or the passage of time or both would be an Event of Default, has occurred and is continuing and;

(c)	All Change Orders or changes to the Schedule of Values have been submitted to and approved by Lender to the extent required under the Construction Loan Agreement;

(d)	All funds previously disbursed have been used for the purposes as set forth in the Construction Loan Agreement;

(e)	All outstanding claims for labor, materials and/or services furnished prior to this draw period have been paid or will be paid from the proceeds of this disbursement;

(f)	All construction prior to the date of this Borrower’s Certificate has been accomplished in accordance with the Plans and Specifications approved by Lender;

(g)	All sums advanced by Lender will be used solely for the purpose of paying costs of the Project owing as shown on the attached Soft and Hard Cost Requisition and no disbursement requested hereunder has been the basis for any prior disbursement of the Loan;

(h)	There are no liens outstanding against the subject project or its equipment except for Lender’s liens and security interests as agreed upon in the Construction Loan Agreement;

(i)	The amount of undisbursed Loan proceeds and/or approved equity requirement remaining is sufficient to pay the cost of completing the Project in accordance with the Plans and Specifications and Budget approved by Lender as modified by Lender in approved Changed Orders;

(j)	All representations and warranties contained in the Construction Loan Agreement are true and correct as of the date hereof.

(k)	The undersigned understands that this certification is made for the purpose of inducing Lender to make a disbursement to Borrower and that, in making such disbursement, Lender will rely upon the accuracy of the matters stated in this Certificate.

5.	Disbursement of the loan proceeds hereby requested are subject to the receipt by Lender, in those states where applicable, of a certificate from the issuing title company stating that no claims have been filed of record which adversely affects the title of Borrower to the Project, subsequent to the filing of the Lender’s Mortgage.

6.	The terms used in this Borrower’s Certificate have the same meaning and definitions as those set forth in the Loan Agreement.

7.	The Borrower, or authorized signer, certifies that the statements made in this Borrower’s Certificate and any documents submitted herewith and identified herein are true and has duly caused this Borrower’s Certificate to be signed on its behalf by the undersigned Authorized Representative.

[SIGNATURE PAGE ON FOLLOWING PAGE]

DATE:

BORROWER:

UCFP OWNER, LLC, a Delaware limited liability company, as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013

By:
Name:
Title:

EXHIBIT I

Soft and Hard Cost Requisition Form

EXHIBIT J

Certificate of Compliance

KeyBank National Association

________________________

________________________

Re: Construction Loan Agreement dated as of ________ (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”), between UCFP OWNER, LLC, a Delaware limited liability company, as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013 (the “Borrower”), and KEYBANK NATIONAL ASSOCIATION (“Lender”).

Reference is made to the Agreement. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.

Pursuant to applicable provisions of the Agreement, the undersigned, being the Authorized Representative designated in the Agreement, hereby certifies to the Lender that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lender pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.

The undersigned hereby further certifies to the Lender that:

1.          Compliance with Financial Covenants. As shown below, the Guarantor Alsar Limited Partnership (“Alsar”) is in full compliance with the Unencumbered Liquid Assets covenant contained in Section 23 of the Payment Guaranty dated May 14, 2014, executed by Alsar in favor of Lender (the “Alsar Payment Guaranty”).

A.           Covenant: Alsar’s Unencumbered Liquid Assets to be not less than the Principal Obligation Amount (as defined in the Alsar Payment Guaranty) in the amount of [$__________].

Calculation: Liquidity = Cash and Cash Equivalents + Marketable Securities.

Guarantors’ Liquidity______________ for period ending __________________

[See attached financial statement]

Compliance? (Yes or No)

2.          Review of Condition. The undersigned has reviewed the terms of the Agreement, including, but not limited to, the representations and warranties of the Borrower and Guarantors set forth in the Agreement and the covenants of the Borrower set forth in the Agreement, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower and Guarantors through the reporting periods.

-ii

3.          Representations and Warranties. To the undersigned’s actual knowledge, the representations and warranties of the Borrower and Guarantors contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period except as expressly noted on Schedule A hereto.

4.          Covenants. To the undersigned’s actual knowledge, during the reporting period, the Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule A hereto.

5.          No Event of Default. To the undersigned’s actual knowledge, no Event of Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule A hereto.

IN WITNESS WHEREOF, this Certificate is executed by the undersigned this ____ day of __________.

UCFP OWNER, LLC, a Delaware limited liability company,
as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013

By:
Name:
Title:

-iii

EXHIBIT K

LIBOR NOTICE ELECTION

NOTICE OF LIBOR FUNDING ELECTION

KeyBank National Association

Date: ___________________

Ladies and Gentlemen:

Reference is made to the Promissory Note dated as of May 14, 2014, made by UCFP OWNER, LLC, a Delaware limited liability company, as Trustee under the BR/CDP Colonial Trust Agreement dated December 15, 2013, in favor of KeyBank National Association (the “Note”). The undersigned hereby gives notice pursuant to Section 5.1 of the Loan Agreement referenced in the Note of its desire for a LIBOR FUNDING ELECTION of a portion of the proceeds of the loan evidenced by the Note.

The following are the details of the LIBOR funding election to be set up as of the commencement date specified below:

1.	The LIBOR funding commencement date is:

2.	The LIBOR funding period expires:

3.	The LIBOR funding principal amount is:

4.	The LIBOR funding rate is LIBOR plus ___%, or

The sources for the above LIBOR are as follows (Choose as appropriate):

Prime Note Outstanding Balance:

Draw #____ Advance:

Interest due:

Current LIBOR maturing _____:

Current LIBOR maturing _____:

Total:

The next LIBOR FUNDING ELECTION NOTIFICATION date is ______.

-iv

EXHIBIT L

FORM OF CONSTRUCTION LOAN UPDATE ENDORSEMENT

[Attached]

Fidelity National Title
Insurance Company

ENDORSEMENT

CONSTRUCTION LOAN UPDATE

Attached to Policy No. ___________

Issued By
Fidelity National Title Insurance Company

1. The liability of the Company is increased by $_________________ to include disbursements made pursuant to requisition(s) _____ for a cumulative total to date of $__________.

2. The Company insures there have been no instruments filed among the Public Records of __________ County, affecting title to the lands described in Schedule A from ___________ **at** _____ _**.m.** through _______________ **at** _____ __**.m.** other than the following: __________

The Company insures each of the foregoing is subordinate to the lien of the mortgage insured except:

____

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: ____________________

Agent: CARLTON FIELDS JORDEN BURT, P.A.

____

Authorized Signatory

1 of 1

Construction Loan Update Endorsement

-v